Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

Carlisle Companies Incorporated,

Aaron Merger Sub, Inc.,

ASP Henry Holdings, INc.

AND

ASP Henry Investco LP,

as the Stockholders’ Representative

Dated as of JULY 18, 2021

i

ANNEXES AND EXHIBITS

Exhibit A	Form of Written Consent
Exhibit B	Form of Escrow Agreement
Exhibit C	Sample Calculation of Net Working Capital
Exhibit D	Form of Letter of Transmittal

DISCLOSURE LETTERS

Company Disclosure Letter
Parent Disclosure Letter

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and dated as of July 18, 2021, by and among Carlisle Companies Incorporated, a Delaware corporation (“Parent”), Aaron Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), ASP Henry Holdings, Inc., a Delaware corporation (the “Company”), and ASP Henry Investco LP, a Delaware limited partnership (the “Stockholders’ Representative”), solely in its capacity as the representative of all of the Equityholders (as defined below).

RECITALS

WHEREAS, Parent wishes to acquire the Company by effecting a merger of Merger Sub with and into the Company, with the Company being the Surviving Corporation (as defined below) (the “Merger”);

WHEREAS, the board of directors of the Company has unanimously (i) approved, adopted and declared advisable this Agreement and the Merger upon the terms and conditions set forth in this Agreement and (ii) resolved to recommend approval and adoption of this Agreement and the Merger to the stockholders of the Company in accordance with the General Corporation Law of the State of Delaware (“DGCL”);

WHEREAS, Stockholders’ Representative, in its capacity as the holder of more than a majority of the outstanding voting stock of the Company, in accordance with Section 228 of the DGCL, has entered into the written consent in the form attached hereto as Exhibit A (the “Written Consent”), adopting this Agreement and approving the transactions contemplated hereby, in each case, effective as of immediately following the execution of this Agreement by the parties hereto; and

WHEREAS, the respective boards of directors of Parent and Merger Sub have unanimously adopted and approved this Agreement and the Merger upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

Article 1

DEFINITIONS

Section 1.1            Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“280G Approval” has the meaning set forth in Section 6.10.

“380 Tank Street Property” has the meaning set forth in Section 4.19(d).

“Accounting Methodology” means (a) the accounting principles, methods and practices utilized in preparing the Last Balance Sheet and related statement of income applied on a consistent basis with the Last Balance Sheet, using consistent estimation methodologies and judgments and with consistent classifications used in the Last Balance Sheet and related statement of income, (b) to the extent such principles, methods and practices are not specified in the Last Balance Sheet and related statements of income, and solely to the extent not inconsistent with clause (a), GAAP, and (c) calculations based exclusively on the facts and circumstances as they exist as of the close of business on the day immediately preceding the Closing Date, provided that the calculations in this clause (c) are consistent with the accounting principles, methods and practices described in clauses (a) and (b) and excluding (i) the effects of any event, act, change in circumstances or similar development arising or occurring thereafter (including on the Closing Date) and any action of Parent, the Company or any of their Affiliates after Closing, including any change in the policies, practices and procedures of any of them following the Closing (including with respect to risk analysis or management) and (ii) any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated hereby.

“Action” means any claim, suit, charge, compliant, investigation, audit, litigation, lawsuit, arbitration, inquiry, mediation or other legal proceeding, in each case before any Governmental Authority, whether civil, criminal, administrative or otherwise, in law or in equity.

“Adjustment Time” means as of the close of business on the day immediately preceding the Closing Date, except (i) with respect to items relating to Income Taxes, in which case it means as of the end of the Closing Date and (ii) with respect to Indebtedness and Transaction Expenses, in which case it means as of the Closing.

“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner pursuant to subsection 102(1) of the Competition Act in respect of the Merger.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, that in no event shall the Company or any of the Company Subsidiaries be considered an Affiliate of any other portfolio company of any investment fund affiliated with American Securities LLC nor shall any other portfolio company of any investment fund affiliated with American Securities LLC be considered to be an Affiliate of the Company or any of the Company Subsidiaries.

“Aggregate Exercise Price” means an amount equal to the aggregate exercise price of all Eligible Options.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Laws” has the meaning set forth in Section 4.23.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (including any changes in state or local law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act) and any legislative or regulatory guidance issued pursuant thereto.

“Cash and Cash Equivalents” means, with respect to the Company and Company Subsidiaries, all of their cash and cash equivalents (including marketable securities, short term investments, and the amounts of any received but uncleared checks, drafts and wires, and excluding the amounts of any issued but uncleared checks, drafts and wires), calculated on a consolidated basis and determined in accordance with the Accounting Methodology. For Cash and Cash Equivalents held in non-United States dollars, the amount of such Cash and Cash Equivalents will be determined by using the Exchange Rates to denominate the value of such Cash and Cash Equivalents in United States dollars.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Change” has the meaning set forth in the definition of Material Adverse Effect.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Option Consideration” has the meaning set forth in Section 2.6(a).

“Closing Date Per Share Consideration” has the meaning set forth in Section 2.4(b).

“Closing Statement” has the meaning set forth in Section 3.4(a).

“COBRA” has the meaning set forth in Section 4.15(c).

“Code” means the Internal Revenue Code of 1986.

“Commissioner” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act and includes any Person designated by the Commissioner of Competition to act on his behalf.

“Company” has the meaning set forth in the Preamble.

“Company Contracts” has the meaning set forth in Section 4.11.

“Company Disclosure Letter” has the meaning set forth in Article 4.

“Company Documents” means all of the agreements, documents, instruments or certifications contemplated by this Agreement to be executed by the Company or any Company Subsidiary.

“Company Intellectual Property” has the meaning set forth in Section 4.9(b).

“Company Plan” has the meaning set forth in Section 4.15(a).

“Company Subsidiary” or “Company Subsidiaries” has the meaning set forth in Section 4.3(a).

“Competition Act” means the Competition Act (Canada), as amended, and the rules and regulations promulgated thereunder.

“Competition Act Approval” means either: (a) the Commissioner has issued an Advance Ruling Certificate; or (b) both of (i) the waiting period in respect of the Merger, including any extension thereof, under section 123 of the Competition Act has expired or been terminated or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act in respect of the Merger has been waived in accordance with paragraph 113(c) of the Competition Act, and (ii) Parent or an affiliate thereof has received a No-Action Letter.

“Competition Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the Competition Act, and any other Law or Order that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition or restraint of trade through merger or acquisition.

“Computer Systems” means software, computer firmware, computer hardware, electronic data processing, telecommunications networks, network equipment, interfaces, servers, platforms, applications, websites, peripherals, computer systems, and information contained therein or transmitted thereby, in each case, owned, licensed, or used by or on behalf of the Company or any Company Subsidiary in connection with the conduct of their respective businesses.

“Confidential Information” has the meaning set forth in Section 6.6.

“Confidentiality Agreement” has the meaning set forth in Section 6.6.

“Continuing Employees” has the meaning set forth in Section 6.9(a).

“Contract” means any contract, indenture, note, bond, lease, license, commitment or other legally binding agreement.

“Conveyance Taxes” has the meaning set forth in Section 10.17.

“Credit Agreement” means, collectively, that certain Credit Agreement, dated as of October 5, 2016, as amended by that certain Incremental Facility Agreement No. 1, dated as of January 19, 2018, and that certain Amendment No. 1, dated as of March 10, 2020, and as further amended, restated, supplemented or otherwise modified from time to time, by and among Henry, Henry Intermediate, the other subsidiaries of Henry Holdings party thereto, the lenders from time to time party thereto and Royal Bank of Canada, as administrative agent and collateral agent, and the other agreements, certificates and instruments contemplated thereby.

“Data Security Requirements” means, collectively, all of the following to the extent relating to Personal Information: (i) the Company’s and each Company Subsidiary’s own publicly posted policies, (ii) all applicable Laws and all industry standards applicable to the business of the Company or any Company Subsidiary (including the Payment Card Industry Data Security Standard (PCI DSS), if applicable), and (iii) agreements the Company or any Company Subsidiary has entered into or by which they are bound.

“date hereof” and “date of this Agreement” means the date first written above.

“DGCL” has the meaning set forth in the Recitals.

“Dispute Statement” has the meaning set forth in Section 3.4(b)(iii).

“Dissenting Shares” has the meaning set forth in Section 2.7.

“Distribution Schedule” has the meaning set forth in Section 3.2(b)(ii).

“Effective Time” has the meaning set forth in Section 2.2.

“Eligible Option” means each Option that is outstanding immediately prior to the Effective Time having an exercise price per share that is less than the Per Share Price, determined prior to giving effect to any adjustment in respect thereof (which, for this purpose, Per Share Price shall be determined as if all Options outstanding immediately prior the Effective Time were Eligible Options), irrespective of whether it is vested or unvested as of the Effective Time.

“Encumbrance” means any and all liens, charges, mortgages, options, pledges, rights of first offer or refusal, security interests, hypothecations, easements, or rights-of-way, or other similar encumbrances in respect of any property or asset.

“Enterprise Value” means an amount equal to $1,575,000,000.

“Environmental Laws” means all Laws concerning pollution, protection of the environment, natural resources or human health or safety (to the extent relating to exposure to Hazardous Materials).

“Environmental Permit” means any permit, license, authorization, approval, certificate or consent required by or necessary to comply with Environmental Laws.

“Equitable Exceptions” has the meaning set forth in Section 4.4.

“Equityholders” means, collectively, the Stockholders and the holders of Eligible Options.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.15(e).

“Escrow Account” has the meaning set forth in Section 3.3(a)(iv).

“Escrow Agent” means JPMorgan Chase Bank, N.A., a national banking association.

“Escrow Agreement” means the escrow agreement to be entered into at Closing by and among Parent, the Stockholders’ Representative and Escrow Agent in substantially the form attached hereto as Exhibit B.

“Escrow Amount” means an amount equal to $5,000,000 to be held and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement and pursuant to Section 3.4 hereof.

“Estimated Closing Statement” has the meaning set forth in Section 3.2(b)(i).

“Estimated Net Working Capital” has the meaning set forth in Section 3.2(b)(i).

“Estimated Purchase Price” has the meaning set forth in Section 3.2(b)(i).

“Estimated Transaction Expenses” has the meaning set forth in Section 3.2(b)(i).

“Exchange Rates” means the exchange rates that appear on the Bloomberg screen at or about 9:00 a.m. New York time on the Business Day immediately preceding the date of determination.

“Final Closing Statement” has the meaning set forth in Section 3.4(b)(iv).

“Final Purchase Price” has the meaning set forth in Section 3.4(b)(iv).

“Financial Statements” has the meaning set forth in Section 4.7(a).

“First Extended Termination Date” has the meaning set forth in Section 9.1(b).

“Fraud” means, with respect to the making of any representation or warranty set forth in Article 4 or Article 5, any Letter of Transmittal or the certificates contemplated by Section 7.5 and Section 8.5, respectively, (i) an intentional misrepresentation of material fact with respect thereto, (ii) actual (and not constructive or implied) knowledge that such representation was false when made, (iii) an intention to induce the party to whom such representation was made to act or refrain from acting in reliance upon it and (iv) the other party reasonably acted in reliance on such misrepresentation and suffered financial injury as a result.

“Fully-Diluted Per Share Percentage” means a fraction, expressed as a percentage, (a) the numerator of which is one (1) Share, and (b) the denominator of which is the sum of (i) the number of Shares outstanding immediately prior to the Effective Time plus (ii) the number of Shares issuable upon the exercise of the Eligible Options (assuming a “cashless” exercise thereof) as of immediately prior to the Effective Time.

“Fundamental Representations” means (i) with respect to the Company, the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.4 (Authority; Binding Obligation) and Section 4.22 (Financial Advisors) and (ii) with respect to the Parent and the Merger Sub, Section 5.1 (Organization and Qualification), Section 5.2 (Authority; Binding Obligation) and Section 5.8 (Financial Advisors).

“GAAP” means United States generally accepted accounting principles as in effect (i) with respect to financial information for periods on or after the Closing Date, as of the date of this Agreement, and (ii) with respect to financial information for periods prior to the Closing Date, as of such applicable time.

“Governmental Antitrust Authority” means any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Competition Law.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, or any government authority, agency, department, board, tribunal, commission or instrumentality of the United States of America, any non-U.S. government, any state of the United States of America, or any municipality or other political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

“Governmental Authorizations” has the meaning set forth in Section 4.6.

“Hazardous Material” means any substance, material or waste that is defined or regulated as “hazardous,” “toxic,” or “radioactive” or as a “pollutant,” or a “contaminant” or for which liability or legally binding standards of conduct have been imposed, under any applicable Environmental Law, including petroleum, waste oil, petroleum constituents or by-products, pesticides, asbestos, per- or polyfluoroalkyl substances, and polychlorinated biphenyls.

“Henry” means Henry Holdings, Inc., a Delaware corporation.

“Henry Intermediate” means ASP Henry Intermediate Holdings, Inc., a Delaware corporation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” means Taxes imposed on or measured or determined by reference to gross or net income, profits or receipts (however denominated), including franchise and withholding Taxes if and to the extent imposed in lieu of or in respect of Taxes denominated as “income” Taxes.

“Indebtedness” means, with respect to the Company and Company Subsidiaries, without duplication and as determined in accordance with the Accounting Methodology, (i) indebtedness for money borrowed, whether evidenced by a note, debenture, bond, mortgage or other debt instrument or debt security (including the Specified Funded Indebtedness), (ii) all obligations under any performance bond, bank guarantee, surety bond, letter of credit or similar instrument, but, in each case, only to the extent drawn or called, (iii) all deferred, installment or contingent purchase price obligations, including “earn-out” obligations issued or entered into in connection with any acquisition of property, (iv) all liabilities for the deferred purchase price of property or services (excluding ordinary course trade payables that are not overdue), (v) accrued interest, guarantees and prepayment premiums or penalties with respect to any of the foregoing, (vi) all obligations set forth on Section 1.1(d) of the Company Disclosure Letter, (vii) any current or contingent unfunded or underfunded liability or obligation associated with any post-retirement medical or welfare benefits or retirement or pension plan (including withdrawal liability associated with any Multiemployer Plan), determined as if there was a plan termination with respect to any single employer pension plan or as if the Company or the Company Subsidiaries withdrew from any applicable Multiemployer Plan in a “complete withdrawal” as described in Section 4203 of ERISA, in each case, effective as of the date here, and (viii) the employer portion of any employment, unemployment, social security, Medicare, payroll or similar Taxes arising out of or in respect of any of the items in this definition of “Indebtedness” (determined as though such obligations were payable at the Closing). Notwithstanding the foregoing, “Indebtedness” shall not include (A) any amounts reflected in Transaction Expenses or Net Working Capital, (B) any obligations that are solely between and among the Company and Company Subsidiaries, (C) any Indebtedness incurred by Parent and its Affiliates (whether or not subsequently assumed by the Company or any of the Company Subsidiaries) on the Closing Date, (D) any deferred revenue (except as set forth on Section 1.1(d) of the Company Disclosure Letter), and (E) any obligations associated with leases classified as operating leases in the Financial Statements. For Indebtedness payable in non-United States dollars, the amount of such Indebtedness will be determined by using the Exchange Rates to denominate the value of such Indebtedness in United States dollars.

“Indebtedness Payoff Amount” means the aggregate principal amount of the Specified Funded Indebtedness, plus all accrued but unpaid interest, fees and other amounts payable thereon (including any premiums, penalties or other obligations relating thereto), in each case, calculated as of the Closing without giving effect to the transactions contemplated by this Agreement.

“Indemnified Parties” has the meaning set forth in Section 6.7(a).

“Independent Accountant” has the meaning set forth in Section 3.4(b)(iii).

“Insurance Policies” has the meaning set forth in Section 4.18.

“Intellectual Property” means all intellectual property rights in any jurisdiction, including any of the following: (i) patents and patent applications; (ii) trademarks, service marks, trade dress, trade names, corporate names and logos, as well as all goodwill related thereto, and internet domain names; (iii) copyrights and mask works; (iv) rights in software, data, databases, technology, and inventions (whether patentable or not); and (v) trade secrets under applicable Law, including confidential and proprietary information and know-how.

“IP Licenses” means all Contracts pursuant to which Company Intellectual Property is licensed to the Company or a Company Subsidiary by a third party (excluding Off-the-Shelf Software Licenses) or pursuant to which the Company or any Company Subsidiary has granted to a third party the right to use any material Intellectual Property owned by the Company or any Company Subsidiary (excluding non-exclusive licenses granted by the Company or any Company Subsidiary to customers or vendors in the Ordinary Course of Business).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (i) when used with respect to Parent and Merger Sub, the actual knowledge of Kevin Zdimal and Matt Boyce and (ii) when used with respect to the Company or any Company Subsidiary, the actual knowledge of Frank Ready, Mehul Patel and Miguel Hernandez; provided that, in each case, if the subject matter of such representation, warranty or covenant is not within the direct responsibilities of such Person, such Person shall make reasonable inquiry of such Person’s direct reports.

“Labor Agreement” has the meaning set forth in Section 4.11(f).

“Last Balance Sheet” has the meaning set forth in Section 4.7(a).

“Law” means any domestic, federal, provincial, state, municipal, local or non-U.S. law (including common law), constitution, statute, code, Order, ordinance, rule, decree, or regulation issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lease” or “Leases” has the meaning set forth in Section 4.19(c).

“Leased Real Property” has the meaning set forth in Section 4.19(c).

“Letter of Transmittal” has the meaning set forth in Section 3.3(a)(i).

“Management Consulting Agreement” means that certain Management Consulting Agreement, dated as of October 5, 2016, by and between Henry and American Securities LLC, as amended by that certain First Amendment to Management Consulting Agreement, dated as of January 26, 2021.

“Material Adverse Effect” means any event, act, change, effect, circumstance, state of facts or development (“Change”), individually or in the aggregate with all other Changes, that has had or would reasonably be expected to have a material and adverse effect on the business, financial condition or results of operations of the Company and Company Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or may be, a Material Adverse Effect: (i) the effect of any Change in the United States or non-U.S. economies or securities, financial, banking or credit markets (including changes in interest or exchange rates), commodities markets (including the price of commodities or raw materials used by the Company or any Company Subsidiaries) or geopolitical conditions in general; (ii) the effect of any Change that generally affects any industry in which the Company or any Company Subsidiary or any of their customers operates (including the demand for, and availability and pricing of, raw materials and other commodities, and the marketing and transportation thereof) or in which the services of the Company or any Company Subsidiary are used, or seasonal changes in the results of operations of the Company or any Company Subsidiary; (iii) the effect of any Change arising in connection with (A) natural disasters or acts of nature, (B) epidemics, pandemics or disease outbreaks (including COVID-19, SARS-CoV-2 virus (or any mutation or variation thereof)) or (C) global or national political conditions, hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or material worsening of any such political conditions, hostilities, acts of war, sabotage, terrorism or military actions; (iv) the effect of any action or any omission to act by the Company or any Company Subsidiary in compliance with the express requirements of this Agreement or with the express and knowing consent of Parent; (v) the effect of any Change after the date hereof in applicable Law or accounting rules or regulatory conditions or any action required to be taken under any applicable Law or Order after the date hereof; (vi) the failure of the Company or any Company Subsidiary to meet any internal or third-party projections, forecasts or estimates (it being understood that the facts or occurrences giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect to the extent permitted by this Agreement); (vii) any Change resulting from the announcement or pendency of this Agreement or the consummation of the transactions contemplated by this Agreement, including as a result of the identity of Parent or any of its Affiliates or any communication by Parent or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to any of the businesses of the Company or any Company Subsidiary, including (A) losses or threatened losses of, or any adverse change in the relationship with employees, labor organizations, labor organizations, Governmental Authorities, customers, suppliers, distributors, financing sources, joint venture partners, licensors, licensees or others having relationships with the Company or any Company Subsidiary and (B) the initiation of litigation or other administrative proceedings by any Person with respect to this Agreement or any of the transaction contemplated hereby; or (viii) any breach by Parent of its obligations under this Agreement, except, in the case of clauses (i) through (iii) and (v) above, to the extent any such Change has had a disproportionate effect on the business of the Company compared to other companies which conduct business in the same industry or geographies, in which case only the extent of such disproportionate effect shall be taken into account when determining a “Material Adverse Effect”. For the avoidance of doubt, a Material Adverse Effect shall be measured only against past performance of the Company and Company Subsidiaries, and not against any forward-looking statements, financial projections or forecasts of the Company or any Company Subsidiary.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 4.15(e).

“Net Working Capital” means an amount, which may be positive or negative, equal to the current assets of the Company and Company Subsidiaries minus the current liabilities of the Company and Company Subsidiaries, in each case, calculated on a consolidated basis in accordance with the Accounting Methodology and solely to the extent such assets and liabilities are accounted for in the general ledger account codes set forth on Exhibit C. Exhibit C includes a sample calculation of Net Working Capital, assuming April 30, 2021 was the Adjustment Time; provided, notwithstanding Exhibit C or any other provision of this Agreement, that the actual Net Working Capital will be calculated as of the actual Adjustment Time. For the avoidance of doubt, “Net Working Capital” shall include non-Income Tax assets and non-Income Tax liabilities and shall not include or take into account any: (i) Income Tax assets, Income Tax liabilities, and any deferred Tax liabilities and deferred Tax assets (within the meaning of GAAP) shall be excluded, (ii) amounts constituting or otherwise reflected in Cash and Cash Equivalents, Indebtedness or Transaction Expenses (including any balance sheet accounts arising from Transaction Expenses) or (iii) obligations that are solely between and among the Company and Company Subsidiaries. Where an accrual, provision or reserve was made in the Last Balance Sheet in relation to any matter or series of matters, no increase in that accrual, provision or reserve shall be made in Net Working Capital unless, since the preparation of the Last Balance Sheet and prior to the Adjustment Time, new facts or circumstances have arisen which justify such increase as determined using the same principles, methods, practices, estimation methodologies, judgments and classifications contemplated by the Accounting Methodology. No liability that has not previously been characterized as a current liability in the Financial Statements shall be classified as a current liability and no asset that has not previously been characterized as a long-term asset in the Financial Statements shall be classified as a long-term asset, in each case, other than solely as a result of the passage of time. Net Working Capital will be prepared in United States dollars. Current assets and current liabilities included in Net Working Capital denominated in a currency other than United States dollars shall be converted into United States dollars using the Exchange Rate.

“No-Action Letter” means a letter from the Commissioner indicating that he does not, as of the date of the letter, intend to make an application under section 92 of the Competition Act in respect of the Merger.

“Non-Party Affiliates” has the meaning set forth in Section 10.20.

“Non-Required Remedy Action” has the meaning set forth in Section 6.4(d) of the Company Disclosure Letter

“OFAC” has the meaning set forth in Section 4.24.

“Off-the-Shelf Software Licenses” means any licenses for software that are generally commercially available on a non-exclusive basis on generally standard terms, including licenses for open-source software, with an aggregate annual license fee of $500,000 or less.

“Option Plan” means the ASP Henry Holdings, Inc. Stock Option Plan, as amended.

“Options” means all outstanding stock options granted under the Option Plan.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Ordinary Course of Business” means, with respect to the Company and the Company Subsidiaries, the ordinary and usual course of business of the Company and Company Subsidiaries (taken as a whole) consistent with past practice and shall include such actions taken or omitted to be taken by the Company or any Company Subsidiary and that are reasonable in light of the then-current operating conditions and developments in response to or in connection with the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof), its impact on economic conditions or actions taken by any Governmental Authority.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the Ordinary Course of Business the principal subject matter of which is not Tax but which contains customary Tax responsibility, indemnification or reimbursement provisions.

“Organizational Documents” means, with respect to any Person that is an entity, the certificate of incorporation and bylaws (or the equivalent organizational documents) of such Person as in effect on the date of this Agreement.

“Owned Real Property” has the meaning set forth in Section 4.19(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Agreements” has the meaning set forth in Section 6.10.

“Parent Disclosure Letter” has the meaning set forth in Article 5.

“Parent Documents” means all of the agreements, documents, instruments or certifications contemplated by this Agreement to be executed by Parent or Merger Sub.

“Parent Plans” has the meaning set forth in Section 6.9(b).

“Parent Released Parties” has the meaning set forth in Section 10.11.

“Parent Releasing Parties” has the meaning set forth in Section 10.11.

“Payoff Letters” has the meaning set forth in Section 3.2(a)(i).

“Per Share Price” means an amount equal to the quotient determined by dividing (a) the sum of (i) the Purchase Price plus (ii) the Aggregate Exercise Price by (b) the sum of (i) the number of Shares outstanding immediately prior to the Effective Time (other than Shares held by the Company or in the Company’s treasury) plus (ii) the number of Shares issuable immediately prior to the Effective Time upon the exercise of the Eligible Options (assuming payment of the Aggregate Exercise Price in cash).

“Permits” has the meaning set forth in Section 4.14.

“Permitted Encumbrances” means, (i) Encumbrances securing the obligations of the Company and Company Subsidiaries pursuant to the Specified Funded Indebtedness (which Encumbrances shall be removed on the Closing Date), (ii) Encumbrances disclosed in the Financial Statements in accordance with and to the extent required under GAAP, (iii) Encumbrances for Taxes, assessments or other governmental charges that are not yet due and payable, that may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iv) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’, vendors’ or other like Encumbrances arising in the Ordinary Course of Business that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings, (v) immaterial defects in title, covenants, conditions, restrictions, easements, right-of-ways, encroachments and other similar matters which do not interfere with the use, occupancy and operation of the Real Property as currently conducted, (vi) matters which would be disclosed by an accurate survey, (vii) Encumbrances relating to the transferability of securities under applicable securities Laws, (viii) Encumbrances securing rental payments under capitalized leases, (ix) Encumbrances in favor of the lessors, sublessors and licensors under the Leases, or encumbering the interests of the lessors in the Real Property, (x) non-exclusive licenses of Intellectual Property granted to customers in the Ordinary Course of Business, (xi) any interest or title of a lessor of any assets being leased pursuant to an equipment lease entered into in the Ordinary Course of Business, (xii) Encumbrances caused or created by Parent or arising under this Agreement, (xiii) the Encumbrances set forth on Section 1.1(a) of the Company Disclosure Letter, (xiv) zoning, entitlement, building code and other land use Laws regulating the use or occupancy of Real Property or the activities conducted thereon and (xv) Encumbrances on any estate superior to the interest of the Company or any of the Company Subsidiaries in any leased realty.

“Person” means any individual, corporation (including any not-for-profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), non-resident, employee, director, association, organization, entity or Governmental Authority.

“Personal Information” means any information: (i) that can be used to identify a natural person or (ii) defined as ‘personal data,’ ‘personal information,’ ‘personally identifiable information,’ or any similar term under any applicable Laws or industry standards.

“Post-Closing Option Release Amount” has the meaning set forth in Section 2.6(a).

“Post-Closing Per Share Release Amount” has the meaning set forth in Section 2.4(b).

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date, including the portion of any Straddle Period beginning after the Closing Date.

“PPACA” has the meaning set forth in Section 4.15(c).

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date, including the portion of any Straddle Period ending on and including the Closing Date.

“Pro Rata Percentage” means, with respect to each Equityholder, as of immediately prior to the Effective Time, a percentage, which will be set forth in the Distribution Schedule, reflecting, (i) in the case of a Stockholder, the number of Shares held by such Stockholder multiplied by the Fully-Diluted Per Share Percentage, and (ii) in the case of a holder of Options, the net number of Shares issuable upon the exercise of all Eligible Options held by such Equityholder (assuming a “cashless” exercise thereof) multiplied by the Fully-Diluted Per Share Percentage.

“Product” has the meaning set forth in Section 4.25(a).

“Purchase Price” means an amount equal to (i) the Enterprise Value minus (ii) the Indebtedness as of the Adjustment Time, plus (iii) Cash and Cash Equivalents as of the Adjustment Time, minus (iv) Transaction Expenses as of the Adjustment Time, plus (v) the amount, if any, by which Net Working Capital as of the Adjustment Time exceeds the Target Net Working Capital, and minus (vi) the amount, if any, by which the Net Working Capital as of the Adjustment Time is less than the Target Net Working Capital.

“Real Property” has the meaning set forth in Section 4.19(c).

“Rebuttal Statement” has the meaning set forth in Section 3.4(b)(iii).

“Regulatory Remedy Action” has the meaning set forth in Section 6.4(d).

“Related Persons” has the meaning set forth in Section 4.20.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into, on, through, or under the environment.

“Representatives” means, with respect to any Person, any director, manager, officer, agent, employee, general partner, member, stockholder, consultant, advisor or representative of such Person.

“R&W Insurance Policy” has the meaning set forth in Section 6.14.

“Sanctions Laws” has the meaning set forth in Section 4.24.

“Section 10.23 Party” has the meaning set forth in Section 10.23.

“Section 280G” has the meaning set forth in Section 6.10.

“Securities Act” has the meaning set forth in Section 5.12.

“Shares” means, collectively, the shares of common stock, par value $0.01 per share, of the Company.

“Significant Customers” has the meaning set forth in Section 4.26.

“Significant Suppliers” has the meaning set forth in Section 4.26.

“Solvent” means, when used with respect to any Person, that, on a consolidated basis as of any date of determination, (a) the amount of the present fair saleable value of the assets of such Person will, as of such date, exceed the amount of all liabilities of such Person, as of such date, as such amounts are determined in accordance with applicable law governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liabilities of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (iii) “not have, as of such date, an unreasonably small amount of capital with which to conduct its business” and “able to pay its debts as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. The amount of liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Funded Indebtedness” means the Indebtedness set forth on Section 1.1(b) of the Company Disclosure Letter.

“Stockholder” means a holder of Shares, in its capacity as such.

“Stockholder Released Parties” has the meaning set forth in Section 10.11.

“Stockholder Releasing Parties” has the meaning set forth in Section 10.11.

“Stockholders’ Agreement” has the meaning set forth in Section 4.2.

“Stockholders’ Representative” has the meaning set forth in the Preamble.

“Stockholders’ Representative Expense Account” has the meaning set forth in Section 3.3(a)(v).

“Stockholders’ Representative Expense Amount” means an amount equal to $1,000,000 to be held and distributed by the Stockholders’ Representative pursuant to Section 3.4(h) hereof.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or of which the specified Person controls the management.

“Surviving Bylaws” has the meaning set forth in Section 2.3(b).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target Net Working Capital” means $64,500,000.

“Tax” or “Taxes” means all U.S. federal, state, county, provincial, local, municipal, and non-U.S. net or gross income, gross receipts, franchise, profits, capital gains, capital stock, transfer, sales, use, value added, occupation, employment, unemployment, disability, social security, capital gains, personal and real property, land transfer, Canada pension plan, Quebec sales, goods and services, harmonized sales, employer health, worker’s compensation, capital, excise, alternative minimum, ad valorem, estimated, goods and services, registration, recording, unclaimed or abandoned property, escheat, imputed underpayment, severance, windfall profits, customs, stamp, license, payroll, withholding, and other taxes, assessments, duties or similar charges in the nature of a tax, whether disputed or not (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including all interest, penalties and additions imposed with respect to such amounts, imposed by any Tax Authority.

“Tax Act” means the Income Tax Act (Canada) and analogous laws of a province of Canada, in each case as amended.

“Tax Authority” means a Governmental Authority authorized to administer or promulgate any Laws in respect of Taxes, or impose any Taxes.

“Tax Benefit Item” means to the extent not used to reduce accrued Income Taxes of the Company and the Company Subsidiaries and to the extent not otherwise taken into account in the Final Closing Statement or Final Purchase Price (i) the Transaction Tax Deductions available to be carried forward by the Company to a Post-Closing Tax Period, and (ii) any disallowed business interest under Section 163(j) of the Code available to be carried forward by the Company to a Post-Closing Tax Period.

“Tax Credit Item” means to the extent not used to reduce accrued Income Taxes of the Company and the Company Subsidiaries and to the extent not otherwise taken into account in the Final Closing Statement or Final Purchase Price, the excess, if any, of (i) the aggregate payments of estimated Income Taxes in respect of the tax year in which the Closing occurs that are made by the Company and any Company Subsidiaries on or prior to the Closing Date, over (y) the aggregate amount of Income Taxes actually owed (whether paid before, on or after the Closing Date) by the Company and any Company Subsidiaries for any taxable period (or portion thereof) ending on the Closing Date.

“Tax Reduction Benefit” has the meaning set forth in Section 10.23.

“Tax Returns” means any report, declaration, return, information return, real property transfer tax return, claim for refund, election, disclosure, estimate, designation, notice, waiver, statement or other documentation supplied or filed or required to be supplied or filed to or with a Tax Authority in connection with Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Tax Sharing Agreement” means any agreement (including any Tax indemnity agreements, Tax allocation agreements, Tax sharing agreements, or other similar agreements or arrangements and any provision of a Contract) pursuant to which the Company or any Company Subsidiary is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify any Person for Taxes, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets or attributes, or Tax savings; provided, however, Tax Sharing Agreement shall not include any Ordinary Course Tax Sharing Agreement.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Termination Fee” has the meaning set forth in Section 9.3.

“Transaction Documents” means the Company Documents and Parent Documents.

“Transaction Expenses” means, with respect to the Company and Company Subsidiaries without duplication, the aggregate amount of all liabilities, fees, costs and expenses incurred, payable or reimbursable by the Company or Company Subsidiaries, arising out of or in connection with the preparation, execution and consummation of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, including, whether or not accrued (a) any management or monitoring fees payable by the Company to American Securities LLC or any of its Affiliates that have not been paid as of the Closing, (b) all fees and disbursements of attorneys, investment bankers, accountants and other professional advisors, which, in each case, have been incurred by the Company or Company Subsidiaries in connection with the preparation, execution and consummation of this Agreement but have not been paid as of the Closing, (c) any sale, change of control, and retention payments or other similar compensatory payments or benefits payable or provided to any current or former employees, officers, directors or other individual service providers of the Company or Company Subsidiaries at or following the Closing solely as a result of the consummation of the transactions contemplated by this Agreement and without further action by the Company or any Company Subsidiaries, (d) all brokers and finders fees incurred by the Company or Company Subsidiaries in connection with the transactions contemplated by this Agreement that have not been paid at Closing, and (e) the employer portion of any employment, social security, payroll or similar Taxes arising out of or in respect of the expenses or the payment of any amounts described in clauses (a) through (d) or arising out of any other compensatory amounts payable or paid in connection with the transaction contemplated by this Agreement, including any payments made in respect of the Options; provided, however, that no fees or expenses of Parent, Merger Sub or their respective Affiliates are included in “Transaction Expenses”; and provided further, that “Transaction Expenses” shall not include any amounts to the extent such amounts are included in the calculation of Indebtedness or Net Working Capital.

“Transaction Tax Deductions” means any Tax deductions available to the Company or any Company Subsidiary to the extent properly deductible at least a “more likely than not” or higher level of comfort under applicable Tax Law to the extent relating to or arising from (a) any Transaction Expenses or amounts that would have been Transaction Expenses but that were paid prior to the Closing; (b) any fees, expenses and interest (including amounts treated as interest for applicable Income Tax purposes and any breakage fees and accelerated deferred financing fees or debt prepayment fees or capitalized debt costs) incurred or paid on or before the Closing Date with respect to the payment of any Indebtedness or included in Net Working Capital, in each case, including any adjustments included in the final version of the Final Closing Statement; and (c) all other deductible payments attributable to or related to the Merger or otherwise paid in connection with this Agreement that are economically borne by the Equityholders (taking into account the provisions of this Agreement); provided, that for purposes of calculating Transaction Tax Deductions, the parties agree to adopt the seventy percent (70%) safe harbor (and to include the applicable election statements with the appropriate Tax Returns) with respect to the deduction of any success-based fees of the Company or any Company Subsidiary for U.S. federal income tax purposes (to the extent relevant) in accordance with Rev. Proc. 2011-29.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Waived 280G Benefits” has the meaning set forth in Section 6.10.

“WARN Act” has the meaning set forth in Section 4.16(c).

“Weil” has the meaning set forth in Section 6.8.

“Written Consent” has the meaning set forth in the Recitals.

Section 1.2            Interpretive Provisions. Unless the express context otherwise requires:

(a)               the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)               terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)               the terms “Dollars” and “$” mean United States Dollars;

(d)               references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)               wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)                references herein to any gender shall include each other gender;

(g)               references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)               references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)                 references herein to any Contract (including this Agreement) mean such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j)                 with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k)               references herein to any law or any license mean such law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(l)                 if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

(m)             references herein to any law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(n)               references herein to “days” shall be deemed to mean calendar days unless otherwise specified; and

(o)               a document or item will be deemed “delivered,” “furnished”, “provided” or “made available” to Parent within the meaning of this Agreement if such document or item is included in the electronic data room titled “Hercules,” maintained on datasite.com at least one (1) day prior to the execution of this Agreement.

The parties acknowledge and agree that (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties, regardless of which party was generally responsible for the preparation of this Agreement.

Section 1.3            Certain Terms used in the Civil Code of Québec. In this Agreement, when relevant: (a) the words “personal property” shall be deemed to include “movable property”, (b) the words “real property” shall be deemed to include “immovable property”, (c) the words “tangible property” shall be deemed to include “corporeal property”, (d) the words “intangible property” shall be deemed to include “incorporeal property”, (e) the words “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim” and a “resolutory clause”, (f) all references to “perfection” or “perfected” liens or security interests shall be deemed to include a reference to an “opposable” or “set up” lien or security interest as against third parties, (g) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (h) the word “goods” shall be deemed to include “corporeal moveable property”, other than chattel paper, documents of title, instruments, money and securities, (i) an “agent” shall include a “mandatary”, (j) “gross negligence or willful misconduct” shall be deemed to include an “intentional or gross fault”, (k) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (l) “priority” shall be deemed to include “prior claim”, (m) “survey” shall be deemed to include “certificate of location and plan”, (n) “fee simple title” shall be deemed to include “absolute ownership”, (o) “leasehold interest” shall be deemed to include a valid lease, (p) the word “lease” shall be deemed to include a “leasing contract”, (q) the words “carrier’s, warehousemen’s, mechanics’, construction and materialmen’s liens” shall include “legal hypothecs”, (r) the words “guarantee” and “guarantor” shall be deemed to include “suretyship” and “surety”, and sentences and combination of words including such words shall have a similarly extended meaning.

Article 2

THE MERGER

Section 2.1            Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to all of the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of Merger Sub, and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent.

Section 2.2            Effective Time. Immediately following the Closing, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, signed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL, in which case the Merger shall become effective at such subsequent date or time (the time the Merger becomes effective being the “Effective Time”).

Section 2.3            Effects of the Merger.

(a)               Certificate of Incorporation. The certificate of incorporation of Merger Sub in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with the terms thereof and applicable Law (but subject to compliance with the terms of Section 6.7 hereof).

(b)               Bylaws. The bylaws of Merger Sub in effect at the Effective Time shall be, from and after the Effective Time, the bylaws of the Surviving Corporation (the “Surviving Bylaws”) until amended in accordance with the terms thereof and applicable law (but subject to compliance with the terms of Section 6.7 hereof).

(c)               Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed (or their earlier resignation or removal), the directors of Merger Sub and the officers of the Company at the Effective Time shall be the directors and officers of the Surviving Corporation.

Section 2.4            Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities:

(a)               Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation;

(b)               Each Share (other than any Share held by the Company or in the Company’s treasury and Dissenting Shares) shall be converted into a right to receive (i) at Closing, an amount in cash (without interest) equal to the Per Share Price (as reduced at the Closing by such Share’s Fully-Diluted Per Share Percentage of the Escrow Amount and the Stockholders’ Representative Expense Amount) (the “Closing Date Per Share Consideration”), and (ii) after Closing, such Share’s Fully-Diluted Per Share Percentage of the proceeds, if any, owed to Equityholders pursuant to Section 3.4(c) and Section 3.4(h) (such proceeds, if any, the “Post-Closing Per Share Release Amount”);

(c)               Each Share held by the Company or in the Company’s treasury shall be automatically cancelled and retired and shall cease to exist without any conversion thereof or payment of any consideration with respect thereto;

(d)               Each Dissenting Share shall cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 2.7; and

(e)               Each Stockholder shall cease to have any rights as a Stockholder, except that Stockholders (other than holders of Dissenting Shares) shall have the right to receive (i) payment of the Closing Date Per Share Consideration for each Share and (ii) the Post-Closing Per Share Release Amount for each Share.

Section 2.5            Withholding. Parent, its applicable Affiliates, the Company, or any other applicable payer or withholding agent shall be entitled to deduct and withhold (or cause there to be deduction and withholding) from any amounts payable or payments made pursuant to this Agreement any Taxes or other amounts required under the Code or any applicable state, local or non-U.S. Tax laws, or applicable governmental administrative practice or policy to be deducted and withheld from any such amounts payable or payments made. To the extent that any such Taxes or other amounts so deducted and withheld are paid to or deposited with the applicable Tax Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6            Options.

(a)               Upon the terms and subject to the conditions set forth in this Agreement and without any action on the part of Parent, Merger Sub, the Company or any holder of any Option, each Option to purchase one (1) Share, whether or not vested, that remains outstanding as of immediately prior to the Effective Time shall be cancelled and terminated as of the Effective Time, (i) in the case of an Eligible Option, in exchange for the right to receive solely (A) at Closing, an amount in cash (without interest) equal to the excess of the Per Share Price, determined prior to giving effect to any adjustment in respect thereof (but reduced at the Closing by the Fully-Diluted Per Share Percentage of the Escrow Amount and the Stockholders’ Representative Expense Amount), over the exercise price of such Eligible Option (the “Closing Date Option Consideration”), and (B) after Closing, such Option’s Fully-Diluted Per Share Percentage of the proceeds, if any, owed to Equityholders pursuant to Section 3.4(c) and Section 3.4(h) (such proceeds, if any, the “Post-Closing Option Release Amount”), and (ii) in the case of an Option that is not an Eligible Option, for no consideration; provided, that the Closing Date Option Consideration and the Post-Closing Option Release Amount shall be subject to all applicable Tax withholdings and deductions.

(b)               The Company shall take all corporate action necessary to effect the foregoing treatment of Options, and, effective as of the Effective Time, terminate the Option Plan and all award agreements thereunder.

Section 2.7            Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by Stockholders who shall have not voted in favor of the Merger or consented thereto in writing pursuant to the terms of the Stockholders’ Agreement or otherwise and who shall have properly made and not withdrawn a demand for appraisal for such Shares in accordance with Section 262 of the DGCL and who shall not have waived their right to appraisal under the Stockholders Agreement or otherwise (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Closing Date Per Share Consideration. Such Stockholders instead shall be entitled to receive only payment of the appraised value of such Shares held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise are not entitled to appraisal of such Shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the appropriate Closing Date Per Share Consideration. From and after the Effective Time, no Stockholder who has properly exercised and perfected appraisal rights pursuant to Section 262 of the DGCL shall be entitled to vote his or her or its Shares for any purpose or receive payment of dividends or other distributions with respect to his or her or its Shares (except for any dividends or distributions payable to Stockholders of record at a date which is prior to the Effective Time). The Company will give Parent prompt written notice of any demands received by the Company for appraisal of any Shares, attempted withdrawals of such demands and any other instrument served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal. If any Stockholder indicates that it will exercise its appraisal rights, the Company shall notify such Stockholder that it has previously waived appraisal rights under the Stockholders’ Agreement. No party will make any payment with respect to, or settle or offer to settle, any such demand for payment except with the prior written consent of Parent. The Company will give Parent the opportunity to control the defense and settlement of any proceeding in respect of Dissenting Shares or the appraisal of Shares.

Article 3

THE CLOSING

Section 3.1            Closing; Closing Date. The consummation of the Merger (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 767 5th Avenue, New York, NY 10153, or by conference call and electronic (i.e., email of PDF documents) delivery of documents at 10:00 A.M. local time, on the second (2nd) Business Day after the date that the conditions set forth in Article 7 and Article 8 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to waive the same, or at such other time, place and date that the Company and Parent may agree in writing. The date upon which the Closing occurs is referred to herein as the “Closing Date.”

Section 3.2            Pre-Closing Actions. No later than the third (3rd) Business Day prior to the Closing Date (except as provided in clause (a)(iii) below),

(a)               the Company shall deliver to Parent:

(i)                 final drafts of one or more customary payoff letters (the “Payoff Letters”) in each case, setting forth the Indebtedness Payoff Amount and providing for the discharge and termination of the Specified Funded Indebtedness (and the termination of all guarantees and liens in connection therewith relating to the assets of the Company and the Company Subsidiaries) upon payment of the Indebtedness Payoff Amount;

(ii)              duly executed written resignations (or other evidence of removal), effective as of the Closing, of each of the officers of the Company and the Company Subsidiaries and each of the members of the boards of directors and boards of managers of the Company and the Company Subsidiaries, in each case, (A) that are employees of American Securities LLC or its Affiliates (other than the Company and the Company Subsidiaries) or (B) that have been requested to resign by Parent in writing to the Company at least seven (7) Business Days prior to the Closing Date;

(iii)            no later than the Closing Date, a duly completed and executed certificate by the Company complying with Section 1445 of the Code and Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h) dated as of the Closing Date and that is reasonably satisfactory to the Parent, certifying that the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, together with a notice addressed to the IRS, signed by the Company, that satisfies the requirements of Treasury Regulations Section 1.897-2(h)(2) and that is satisfactory to the Parent to be submitted to the IRS; and

(iv)             a properly completed and duly executed true, correct, valid, and complete IRS Form W-9 (and any other form appropriate to establish exemption from withholding) executed by each Equityholder who delivers a Letter of Transmittal at Closing that is a “U.S. person” for U.S. federal income tax purposes indicating that such person is not subject to backup withholding (which may be delivered in connection with such Letter of Transmittal (if applicable)) and a properly completed and duly executed, true, correct, value and complete applicable IRS Form W-8 (and any other form appropriate to establish exemption from withholding) executed by each Equityholder who delivers a Letter of Transmittal at Closing that is not a “U.S. person” for U.S. federal income tax purposes (which may be delivered in connection with such Letter of Transmittal (if applicable)); provided that, notwithstanding anything to the contrary contained herein, the only remedy for failure to deliver a form pursuant to Section 3.2(a)(iii) or this Section 3.2(a)(iv) shall be withholding as and to the extent provided for in Section 2.5 hereof; and

(b)               the Stockholders’ Representative shall deliver, or cause to be delivered, to Parent:

(i)                 a statement (the “Estimated Closing Statement”) setting forth Stockholders’ Representative’s good faith estimate of the Purchase Price (“Estimated Purchase Price”) and which shall reflect its estimate of (i) the aggregate amount of Indebtedness as of the Adjustment Time, (ii) Cash and Cash Equivalents as of the Adjustment Time, (iii) Net Working Capital as of the Adjustment Time (“Estimated Net Working Capital”) and (iv) Transaction Expenses as of the Adjustment Time (“Estimated Transaction Expenses”), and including reasonably detailed calculations demonstrating each such component of the Estimated Purchase Price. The Estimated Closing Statement, and the components thereof, shall be prepared based upon the books and records of the Company and Company Subsidiaries in accordance with the Accounting Methodology and the definitions as provided in this Agreement, and shall be prepared so as not to take into account the effects of any purchase accounting in connection with the Agreement or any of the Transaction Documents or other changes arising from or resulting as a consequence of the transactions contemplated hereby. All amounts included in the Estimated Closing Statement shall be expressed in United States dollars. Amounts in other currencies shall be converted into United States dollars by using the Exchange Rates. The Estimated Closing Statement shall not include any additional provision or accrual or increase in any existing provision or accrual included in the Last Balance Sheet except to the extent new facts or events have arisen on or before the Adjustment Time that, applying the same management judgment, policies and procedures, would justify such a provision, accrual or increase. The Estimated Closing Statement shall be binding on the parties hereto for purposes of this Section 3.2(b) and for purposes of determining the Estimated Purchase Price in this Section 3.2(b); and

(ii)              a schedule (the “Distribution Schedule”) setting forth, as of immediately prior to the Effective Time, (i) a list of each Equityholder, (ii) the number of Shares owned by each Stockholder (including any Dissenting Shares), (iii) the net number of Shares issuable upon the exercise of all Eligible Options (assuming a “cashless” exercise thereof) held by each holder of Eligible Options as of immediately prior to the Effective Time, (iv) the aggregate Closing Date Per Share Consideration payable to each Stockholder at Closing, (v) the aggregate Closing Date Option Consideration payable to each holder of Eligible Options at Closing and (vi) each Equityholder’s Pro Rata Percentage.

Section 3.3            Closing Actions. At the Closing,

(a)               Parent shall pay or cause to be paid:

(i)                 to each Stockholder (other than with respect to such Stockholder’s Dissenting Shares) in accordance with the Distribution Schedule, by wire transfer of immediately available funds to such bank account(s) designated in writing by each Stockholder in its Letter of Transmittal, an amount equal to the Closing Date Per Share Consideration, multiplied by the number of Shares (other than Dissenting Shares) owned by such Stockholder; provided that, in each case, such Stockholder submits a letter of transmittal to the Company in the form attached hereto as Exhibit D (a letter of transmittal in such form, a “Letter of Transmittal”) prior to the Closing; provided further, that a Stockholder may submit its Letter of Transmittal to the Surviving Corporation following the Closing and Parent shall make (or cause to be made) the payment described in this Section 3.3(a)(i) as promptly as practicable thereafter (and in no event later than three (3) Business Days after receipt thereof);

(ii)              to the Company, by wire transfer of immediately available funds to such bank account(s) designated in writing no less than three (3) Business Days prior to the Closing by the Company, for the benefit of the holders of Dissenting Shares (if any), an amount equal to the Closing Date Per Share Consideration multiplied by the number (if any) of Dissenting Shares, which amount shall be retained by the Company and paid solely in accordance with applicable Law;

(iii)            to the Company, by wire transfer of immediately available funds to such bank account(s) designated in writing no less than three (3) Business Days prior to the Closing by the Company, for the benefit of the holders of Eligible Options, an amount equal to the aggregate Closing Date Option Consideration. The Company shall pay or cause to be paid to each holder of Eligible Options no later than the Company’s next scheduled date of payroll following the Closing the portion of the aggregate Closing Date Option Consideration to which such holder is entitled pursuant to Section 2.6, such payments to be made net of any applicable withholding Tax;

(iv)             to the Escrow Agent, by wire transfer of immediately available funds to such bank account designated in writing by the Escrow Agent, for deposit in an escrow account (the “Escrow Account”), the Escrow Amount, to be held in the Escrow Account and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement and this Agreement;

(v)               to the Stockholders’ Representative, by wire transfer of immediately available funds to such bank account(s) designated in writing by the Stockholders’ Representative prior to the Closing (“Stockholders’ Representative Expense Account”), the Stockholders’ Representative Expense Amount to be used as a fund to pay costs, fees and expenses incurred by the Stockholders’ Representative in its capacity as such on or after the Closing Date and which shall be paid or distributed at the direction of the Stockholders’ Representative in accordance with Section 3.4(h);

(vi)             the Indebtedness Payoff Amount, on behalf of the Company to the lenders thereof in accordance with the Payoff Letters for the Specified Funded Indebtedness; and

(vii)          the applicable portion of the Estimated Transaction Expenses, by wire transfer of immediately available funds, to each of the payees thereof (on behalf of the Company) in accordance with the Payoff Letters or invoices delivered by the Company (and the wiring instructions set forth therein) no less than two (2) Business Days prior to the Closing;

(b)               Parent, the Stockholders’ Representative and the Escrow Agent shall execute and deliver the Escrow Agreement; and

(c)               the Company shall deliver duly-executed Payoff Letters.

Section 3.4            Post-Closing Actions.

(a)               As promptly as practicable, but no later than sixty (60) days after the Closing Date, Parent shall cause to be prepared and delivered to the Stockholders’ Representative a statement (the “Closing Statement”) setting forth Parent’s calculation of the Purchase Price, and reasonably detailed calculations demonstrating each of the following components thereof: the (i) Cash and Cash Equivalents as of the Adjustment Time, (ii) Indebtedness as of the Adjustment Time, (iii) Net Working Capital as of the Adjustment Time, (iv) any adjustments to the Target Net Working Capital pursuant to the parenthetical at the end of this sentence and the resultant adjustments to Estimated Net Working Capital (which shall be recalculated to reflect such adjustments) and (v) Transaction Expenses as of the Adjustment Time (it being understood and agreed that Parent’s calculation of Net Working Capital shall be used to measure changes in Net Working Capital and not as a form of indemnification and in furtherance of the foregoing, to the extent Parent asserts there is a current liability under this Section 3.4 that was not reflected in the calculation of the Target Net Working Capital but such current liability was historically recorded in accordance with the Accounting Methodology, the Target Net Working Capital as reflected in the Closing Statement shall be reduced by the amount of such current liability in accordance with the definitions of Net Working Capital, Target Net Working Capital and the Accounting Methodology, but only to the extent such liability is also included in the calculation of Net Working Capital as of the Adjustment Time in the Closing Statement), and, for the avoidance of doubt, Parent shall not be permitted to introduce any current liabilities except to the extent provided by the Accounting Methodology and the terms of this Agreement. The Closing Statement shall be prepared based upon the books and records of the Company and Company Subsidiaries in accordance with the Accounting Methodology and the definitions as provided in this Agreement. All amounts included in the Closing Statement shall be expressed in United States dollars. Amounts in other currencies shall be converted into United States dollars by using the Exchange Rates. The post-Closing purchase price adjustments as set forth in this Section 3.4 are not intended to permit the introduction of different accounting methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements (including any of the foregoing as they relate to the nature of accounts, calculation of levels of reserves or levels of accruals) from the Accounting Methodology (to the extent applicable) or the accounts used and included in determining the amount of the Target Net Working Capital. No actions taken by Parent on its own behalf or on behalf of the Surviving Corporation or its Subsidiaries, at or following the Closing shall be given effect for purposes of determining the Final Purchase Price. Once delivered, the Closing Statement may not be amended without the consent of the Stockholders’ Representative. If Parent fails to timely deliver the Closing Statement in accordance with the foregoing, then the Estimated Closing Statement shall be deemed to be the Closing Statement; provided, that, for the avoidance of doubt, the Stockholders’ Representative reserves any and all other rights granted to it or the Company in this Agreement, including its rights under Section 3.4(b).

(b)               Dispute Resolution Procedures.

(i)                 If the Stockholders’ Representative disagrees with Parent’s calculation of the Purchase Price or any component thereof, including the calculation of Cash and Cash Equivalents, Indebtedness, Net Working Capital (including with respect to Target Net Working Capital) and Transaction Expenses, in each case as set forth in the Closing Statement delivered pursuant to Section 3.4(a), the Stockholders’ Representative may, within sixty (60) days (subject to Section 3.4(b)(iv)) after receipt of the Closing Statement, deliver a notice to Parent providing reasonable detail of the reasons for such disagreement and setting forth the Stockholders’ Representative’s calculation of the items and amounts in dispute. Any such notice of disagreement shall specify all items or amounts as to which the Stockholders’ Representative disagrees, and the Stockholders’ Representative shall be deemed to have agreed with all other items and amounts, and the calculation thereof, set forth in the Closing Statement.

(ii)              If a notice of disagreement is delivered pursuant to Section 3.4(b)(i), the Stockholders’ Representative and Parent shall, during the thirty (30) days following such delivery, negotiate in good faith to reach written agreement on the disputed items or amounts. The matters set forth in any written resolution executed by the Stockholders’ Representative and Parent shall be final and binding on the parties on the date of such written resolution.

(iii)            If the Stockholders’ Representative and Parent are unable to reach such agreement during such thirty (30) day period, either the Stockholders’ Representative or Parent, upon written notice to the other party, may promptly (and in any event, within thirty (30) days) thereafter submit any matters in dispute to CBIZ, Inc. or, if the parties agree, an equivalent independent accounting firm of international reputation (the “Independent Accountant”) for resolution, who shall act as an accounting expert and not as an arbitrator. Within fifteen (15) days after the date of engagement of the Independent Accountant, the Stockholders’ Representative and Parent shall each deliver a statement to the Independent Accountant (and copying the other party) setting forth their positions on the matters in dispute (each, a “Dispute Statement”). Within fifteen (15) days after receipt of such Dispute Statement, the Stockholders’ Representative and Parent may deliver one statement of rebuttal to the other party’s Dispute Statement to the Independent Accountant (and copying the other party) (each, a “Rebuttal Statement”). The Independent Accountant may submit questions in writing to the Stockholders’ Representative and Parent during its review. Unless mutually agreed by the Stockholders’ Representative and Parent, other than the Dispute Statements, Rebuttal Statements (if any) and written responses to the Independent Accountant’s questions (if any), the Stockholders’ Representative and Parent shall make no other submissions, statements or assertions to the Independent Accountant following its engagement. The Independent Accountant shall deliver to the Stockholders’ Representative and Parent, as promptly as practicable (but in no event later than thirty (30) days from the date of engagement of the Independent Accountant), a written report as to the resolution of each disputed item, accompanied by a certificate of the Independent Accountant that it reached such determination in accordance with the terms of this Agreement, including the Accounting Methodology and the definitions as provided in this Agreement. Such report shall be final and binding on the parties and shall not be subject to further review or appeal (absent manifest arithmetical error). The Independent Accountant shall consider only those items and amounts in the Stockholders’ Representative’s and Parent’s respective calculations of Cash and Cash Equivalents, Indebtedness, Net Working Capital or Transaction Expenses, that were disputed within the Stockholders’ Representative’s notice of disagreement and that the parties identify as being items and amounts to which the Stockholders’ Representative and Parent have still been unable to agree. The Independent Accountant’s determination of any disputed item shall be (x) based solely on (i) the Dispute Statements, the Rebuttal Statements, and written responses to the Independent Accountant’s questions submitted by the Stockholders’ Representative and Parent (or by in-person telephonic conferences if mutually agreed by Parent, the Stockholders’ Representative and the Independent Accountant) and not by independent review, and (ii) the Accounting Methodology and on the definitions included herein and (y) within the range of the amounts proposed by Parent and the Stockholders’ Representative. Until the calculations of Cash and Cash Equivalents, Indebtedness, Net Working Capital (including with respect to the Target Net Working Capital) or Transaction Expenses, including each of the components thereof, have been finally determined pursuant hereto, neither Parent nor the Stockholders’ Representative shall without the prior consent of the Stockholders’ Representative (in the case of Parent) or Parent (in the case of the Stockholders’ Representative) (A) have any ex parte conversations or meetings with the Independent Accountant or (B) engage the Independent Accountant or any of its Affiliates to perform any new services other than as Independent Accountant pursuant hereto. Each party agrees to execute a reasonable engagement letter, if such letter is required by the Independent Accountant. The costs and expenses of the Independent Accountant shall be borne by the Stockholders’ Representative (on behalf of the Equityholders, and solely from the Stockholders’ Representative Expense Account), on the one hand, and Parent, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amounts actually contested by such party; provided that any initial engagement fee shall be borne fifty percent (50%) each by the Stockholders’ Representative (on behalf of the Equityholders), on the one hand, and Parent, on the other hand, and such amount shall be adjusted in accordance with the immediately preceding clause after determination of the actual percentage.

(iv)             The Closing Statement (and each of the components thereof) shall become final and binding on the parties (A) on the sixty-first (61st) day following the delivery of the Closing Statement if a notice of disagreement has not been delivered to Parent by the Stockholders’ Representative, (B) with such changes as are necessary to reflect matters resolved pursuant to any written resolution executed pursuant to Section 3.4(b)(ii), on the date such resolution is executed, if all outstanding matters are resolved through such resolution and/or (C) with such changes as are necessary to reflect the Independent Accountant’s resolution of the matters in dispute (together with any changes necessary to reflect matters previously resolved pursuant to any written resolution executed pursuant to Section 3.4(b)(ii) and any matters not disputed pursuant to a notice of disagreement), on the date the Independent Accountant delivers its final, binding resolution pursuant to Section 3.4(b)(iii) (the Closing Statement in such form, a “Final Closing Statement”, and the Purchase Price set forth in such Final Closing Statement, the “Final Purchase Price”).

(c)               Final Payment. Upon finalization of the Final Closing Statement as provided in Section 3.4(b):

(i)                 If the Final Purchase Price exceeds the Estimated Purchase Price,

(A)             Parent shall as promptly as practicable, but in no event later than three (3) Business Days following the final determination of the Final Purchase Price as provided in Section 3.4(b), pay or cause to be paid to the Stockholders’ Representative on behalf of the Equityholders, by wire transfer of immediately available funds to the account(s) designated in writing by the Stockholders’ Representative, an amount in cash equal to the lesser of (1) the amount by which the Final Purchase Price exceeds the Estimated Purchase Price and (2) the Escrow Amount, and will be distributed by the Stockholders’ Representative to the Equityholders in accordance with their respective Pro Rata Percentages to the account designated in each such Equityholder’s respective Letter of Transmittal; and

(B)              Parent and the Stockholders’ Representative shall, but in no event later than three (3) Business Days following the final determination of the Final Purchase Price as provided in Section 3.4(b), deliver a joint instruction to the Escrow Agent to release the Escrow Amount by wire transfer to the Equityholders in accordance with their respective Pro Rata Percentages.

(ii)              If the Estimated Purchase Price exceeds the Final Purchase Price,

(A)             Parent and the Stockholders’ Representative shall as promptly as practicable, but in no event later than three (3) Business Days following final determination of the Final Closing Statement, deliver a joint instruction to the Escrow Agent to release from the Escrow Account to Parent by wire transfer the amount by which the Estimated Purchase Price exceeds the Final Purchase Price up to an amount equal to the Escrow Amount; and

(B)              Parent and the Stockholders’ Representative shall as promptly as practicable, but in no event later than three (3) Business Days following the final determination of the Final Purchase Price as provided in Section 3.4(b), deliver a joint instruction to the Escrow Agent to release the remaining balance, if any, of the Escrow Amount by wire transfer to the Equityholders in accordance with their respective Pro Rata Percentages to the account designated in each such Equityholder’s respective Letter of Transmittal.

(iii)            If the Estimated Purchase Price equals the Final Purchase Price, Parent and the Stockholders’ Representative shall as promptly as practicable, but in no event later than three (3) Business Days following the final determination of the Final Purchase Price as provided in Section 3.4(b), deliver a joint instruction to the Escrow Agent to release the Escrow Amount by wire transfer to the Equityholders in accordance with their respective Pro Rata Percentages.

(d)               Any amounts payable pursuant to the foregoing by the Escrow Agent or Stockholders’ Representative to holders of Eligible Options shall be paid instead to the Surviving Corporation (or other applicable Affiliate) for distribution to such holders of Eligible Options through the payroll system of the Surviving Corporation (or other applicable Affiliate). Promptly following the receipt of such payments (and in any case no later than the next regularly scheduled date of payroll), the Surviving Corporation shall pay to such holder of Eligible Options, through the payroll system of the Surviving Corporation (or other applicable Affiliate), an amount equal to such holder’s Pro Rata Percentage of such amounts with respect to his or her Eligible Options, less all applicable Tax withholdings and deductions and without interest thereon.

(e)               For the avoidance of doubt, neither the Stockholders’ Representative, nor any of its Affiliates or any of its or their respective managers, officers, directors, employees, advisors, consultants, agents or other representatives shall have any liability or obligation under this Section 3.4 or otherwise for any amount by which the Estimated Purchase Price exceeds the Final Purchase Price beyond an amount equal to the Escrow Amount. Recovery from the Escrow Account shall be the sole and exclusive remedy available to Parent or any of its Affiliates against the Company, or any of its Affiliates or otherwise, arising out of or relating to any amount by which the Estimated Purchase Price exceeds the Final Purchase Price and neither Parent nor any of its Affiliates shall have any claim against the Company or any of its Affiliates or any of their respective managers, officers, directors, partners, members, stockholders, employees, advisors, consultants, agents or other representatives in respect thereof. For the avoidance of doubt, neither the Parent, the Company or any of their Affiliates or any of their respective managers, officers, directors, employees, advisors, consultants, agents or other representatives shall have any liability or obligation under this Section 3.4 or otherwise for any amount by which the Final Purchase Price exceeds the Estimated Purchase Price beyond an amount equal to the Escrow Amount.

(f)                The post-Closing purchase price adjustments as set forth in this Section 3.4 shall be treated as an adjustment to the Purchase Price for income Tax purposes to the fullest extent permissible under applicable Tax Law.

(g)               The parties hereto (i) shall, and shall cause their respective Representatives to, cooperate and (ii) shall make available to one another and their respective Representatives and, if applicable, the Independent Accountant, to the extent necessary, at reasonable times and with reasonable advance notice, such books, records, work papers and appropriate personnel and other information (including work papers, appropriate personnel, and outside advisors) as any of the foregoing may reasonably request, in each case, to prepare and review the Closing Statement (including calculations of Cash and Cash Equivalents, Indebtedness, Net Working Capital (if adjusted pursuant to Section 3.4(a)) and Transaction Expenses) and/or any matters in dispute (including those submitted to the Independent Accountant); provided, however, that (I) any such access shall be conducted in a manner not to interfere with the businesses or operations of such party and (II) such access may be limited by such party in response to COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof) to protect the health and safety of its managers, officers, directors, partners, members, equityholders, employees, advisors, consultants, agents or other representatives, or customers, lessors, suppliers, vendors or other commercial partners. Parent and the Company each acknowledge and waive any actual or potential conflict of employees of the Company or any Company Subsidiary assisting the Stockholders’ Representative and Parent as described in this Section 3.4 and will not prevent such access by the Stockholders’ Representative or its Representatives. Any dispute with respect to the extent or nature of access pursuant to this Section 3.4(g) shall be treated in the same manner as a disputed item set forth in a notice of disagreement delivered pursuant to Section 3.4(b)(i) and be subject to the applicable dispute resolution processes set forth in Section 3.4(b)(iii) such that the disputed matter may be referred to the Independent Accountant for its determination, which shall be final and binding upon the parties, and the applicable period for delivering a notice of disagreement shall be tolled during the pendency of any such dispute.

(h)               Stockholders’ Representative Expense Amount. The Stockholders’ Representative shall, when it determines that it is no longer necessary to retain the Stockholders’ Representative Expense Amount, distribute any remaining portion thereof to the Equityholders in accordance with their respective Pro Rata Percentages. The Equityholders shall not receive interest or other earnings on the Stockholders’ Representative Expense Amount and, by virtue of the adoption of this Agreement and as set forth in the Letters of Transmittal, irrevocably transfer and assign to the Stockholders’ Representative any ownership right that they may have in any interest that may accrue on the Stockholders’ Representative Expense Amount.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub, as of the date of this Agreement and as of the Closing Date, as follows:

Section 4.1            Organization and Qualification.

(a)          The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(b)         The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Company to consummate the transactions contemplated hereby.

(c)          The Company has provided Parent true and correct copies of the Company’s Organizational Documents, which are each in full force and effect.

Section 4.2           Capitalization of the Company. Section 4.2 of the Company Disclosure Letter sets forth a complete and accurate list of the authorized, issued and outstanding Shares and Options of the Company as of the date hereof. All of the issued and outstanding Shares of the Company are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in the Company’s Stockholders’ Agreement, dated as of October 5, 2016, as amended (the “Stockholders’ Agreement”), there are no other shares of capital stock or other equity or equity-based securities of the Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, restricted stock units, restricted stock, phantom equity, stock appreciation, profit participation or similar equity-based rights, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to the capital stock of, or other equity or voting interest in, the Company, to which the Company or any of the Company Subsidiaries is a party or is bound requiring the issuance, delivery or sale of shares of capital stock of the Company. The Company does not have outstanding any bonds, debentures, notes or other obligations that entitle the holders thereof to vote (or that are convertible into or exercisable for securities having the right to vote) with the Stockholders of the Company on any matter. As of the Effective Time, the Distribution Schedule will be complete and correct.

Section 4.3            Subsidiaries.

(a)           Section 4.3 of the Company Disclosure Letter sets forth a complete and accurate list of the name and jurisdiction of each of the Company’s Subsidiaries (each a “Company Subsidiary,” and collectively, the “Company Subsidiaries”) and such Company Subsidiary’s direct owner and such owner’s percentage ownership. No Company Subsidiary owns, directly or indirectly, any capital stock of, or equity ownership or voting interest in, any Person (other than a Company Subsidiary). Each of the Company Subsidiaries is duly incorporated or organized, validly existing and in good standing (to the extent such concepts are applicable) under the Laws of its state of organization, and each of the Company Subsidiaries has all requisite organizational power and authority under such Laws and its Organizational Documents to own, lease and operate its properties and carry on its business as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Company to consummate the transactions contemplated hereby.

(b)          All of the outstanding shares of capital stock (or other equity securities) of each Company Subsidiary are duly authorized, validly issued, fully paid and non-assessable (to the extent such concepts are applicable) and are directly owned of record by the Company or a Company Subsidiary, free and clear of any Encumbrances other than (i) the Permitted Encumbrances set forth in clauses (i) and (vii) of the definition thereof, and (ii) Encumbrances created by acts of Parent, Merger Sub or any of their respective Affiliates’ acts. There are no contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound to (x) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, any Company Subsidiary or (y) vote or dispose of any shares of the capital stock of, or other equity or voting interest in, any Company Subsidiary. Except to the extent provided under the Stockholders’ Agreement, there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, any Company Subsidiary.

Section 4.4            Authority; Binding Obligation. The Company has the requisite corporate authority and power to execute, deliver and perform this Agreement and, subject to the effectiveness of the Written Consent, to consummate the transactions contemplated hereby. The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate action on the part of the Company and, except for the approval of this Agreement and the transactions contemplated hereby pursuant to the Written Consent, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies (collectively, the “Equitable Exceptions”).

Section 4.5            No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company and performance by the Company of its obligations hereunder do not (a) contravene or conflict with, or result in any violation or breach of, the Organizational Documents of the Company or any Company Subsidiary; (b) contravene or conflict with, or result in any violation or breach of any of the terms or provisions of, or constitute a default (with or without notice or lapse of time or both) under, give rise to a termination or modification right under, create or accelerate any of the obligations under, or create an Encumbrance on any assets of the Company or any of its Subsidiaries pursuant to, any Company Contract; or (c) assuming that all Governmental Authorizations in Section 4.6 have been obtained or made, result in any violation or breach of any existing applicable Law or Order of any Governmental Authority having jurisdiction over the Company, the Company Subsidiaries or any of their respective properties; provided, however, that no representation or warranty is made in the foregoing clauses (b) or (c) with respect to matters that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, or materially impair the ability of the Company to consummate the transactions contemplated hereby.

Section 4.6            No Governmental Authorization Required. Except for the Competition Laws set forth on Section 4.6 of the Company Disclosure Letter and the filing of the Certificate of Merger as contemplated hereby, no registration, declaration, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority (collectively, “Governmental Authorizations”) will be required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to any Governmental Authorizations that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, or to materially impair the ability of the Company to consummate the transactions contemplated hereby.

Section 4.7            Financial Statements.

(a)           Section 4.7(a) of the Company Disclosure Letter contains true and complete copies of (i) the audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2020 and 2019 and the audited consolidated income statements and cash flow statements of the Company and the Company Subsidiaries for the years then ended, and (ii) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of May 31, 2021 (the “Last Balance Sheet”) and the unaudited consolidated income statement and cash flow statement of the Company and the Company Subsidiaries for the five (5) months then ended (such statements referred to in clause (ii), including the related notes and schedules thereto, as the case may be, are referred to herein as the “Interim Financial Statements” and together with the statements referred to in clause (i), including the related notes and scheduled thereto, the “Financial Statements”). Each of the Financial Statements fairly presents, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of their respective dates, and the other related statements included in the Financial Statements fairly present, in all material respects, the results of their consolidated operations and cash flows for the periods indicated. The Financial Statements have been prepared from the books and records of the Company and, except as may be indicated in the notes thereto, have been prepared in accordance with GAAP consistently applied in all material respects, and in the case of the Interim Financial Statements, with the exception of the absence of recurring normal audit adjustments and certain notes or other textual disclosures required under GAAP. The Company maintains a system of internal accounting controls appropriate for a business of similar size and nature to provide reasonable assurances (a) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (b) that receipts and expenditures of the Company are being made in accordance with appropriate authorizations of management of the Company and (c) regarding prevention or timely detection of unauthorized acquisitions, use or disposition of the assets of the Company.

(b)         All inventory of the Company and Company Subsidiaries reflected in the Financial Statements is of a quality and quantity usable and, with respect to finished goods, saleable in the Ordinary Course of Business; provided, that in each case inventory balances are subject to applicable reserves recorded in the Financial Statements.

(c)          All of the accounts receivable of the Company and the Company Subsidiaries reflected in the Financial Statements (i) have been validly recorded in accordance with GAAP, (ii) are valid and existing accounts receivable made from bona fide sales in the Ordinary Course of Business, (iii) are not subject to any setoff or counterclaims, and (iv) are owned free and clear of any Encumbrances (other than Permitted Encumbrances); provided, that in each case accounts receivable balances are subject to applicable reserves recorded in the Financial Statements.

Section 4.8          No Material Undisclosed Liabilities; No Other Assets. As of the date of this Agreement, there are no liabilities of the Company or any of the Company Subsidiaries, whether absolute, accrued, contingent or otherwise, whether due or to become due, required under GAAP to be set forth on a consolidated balance sheet other than (i) liabilities disclosed and provided for in the Last Balance Sheet or in the notes thereto, (ii) liabilities incurred since the date of the Last Balance Sheet in the Ordinary Course of Business, none of which arises from or relates to any off-balance sheet arrangements, tort, violation of Law, breach of Contract, infringement or misappropriation, (iii) liabilities in connection with the negotiation, execution, delivery or performance of this Agreement or consummation of the transactions contemplated hereby, (iv) liabilities that would not be material to the Company and the Company Subsidiaries taken as whole, and (v) liabilities or obligations arising, directly or indirectly, in connection with COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition).

Section 4.9            Intellectual Property and Data Privacy.

(a)          Section 4.9(a) of the Company Disclosure Letter sets forth, as of the date hereof, all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary that is registered, issued or subject to a pending application for registration or issuance by or with any Governmental Authority or domain name registrar (the “Registered Intellectual Property”), including for each item of Registered Intellectual Property, the jurisdictions in which such Registered Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made.

(b)          The Company or a Company Subsidiary, as applicable, owns all right, title and interest in and to, is licensed to use, or otherwise has the right to use all material Intellectual Property material to and used in, or required for the operation of, the business of the Company and the Company Subsidiaries, taken as a whole (collectively, the “Company Intellectual Property”), free and clear of all Encumbrances other than Permitted Encumbrances.

(c)          Neither the Company nor any of the Company Subsidiaries, nor the conduct of its or their business (including use of the Company Intellectual Property by the Company and the Company Subsidiaries in connection with the operation of their businesses) infringes upon, misappropriates, or otherwise violates, and since January 1, 2019 has not infringed upon, misappropriated, or otherwise violated (i) any Intellectual Property rights (other than patents or patent applications) of a third party or (ii) to the Knowledge of the Company, any rights in or to any patents or patent applications of a third party. There is no Action initiated by any third party pending or threatened in writing against the Company or any Company Subsidiary alleging any such infringement, misappropriation, or violation.

(d)          To the Knowledge of the Company, no Person is infringing or misappropriating any of the material Intellectual Property owned by the Company or any Company Subsidiary.

(e)          The Company and the Company Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the material Company Intellectual Property. Each current and former employee, consultant, and independent contractor of the Company and the Company Subsidiaries involved in the development of Company Intellectual Property or with access to material trade secrets or confidential information of the Company or a Company Subsidiary has entered into a written agreement with the applicable entity assigning to such entity all Intellectual Property created by such Person within the scope of such Person’s duties to such entity and prohibiting such Person from using (except as permitted for the benefit of the Company or a Company Subsidiary) or disclosing trade secrets or confidential information of the Company or a Company Subsidiary, as applicable. To the Knowledge of the Company, no current or former employee, consultant, or independent contractor of the Company or any Company Subsidiary is in violation of such agreement.

(f)          The Company and each Company Subsidiary complies with, and has since January 1, 2019 complied with, all Data Security Requirements in all material respects. Neither the execution and delivery of this Agreement nor the consummation of the Closing will result in a material breach or violation of, or constitute a material default under, any Data Security Requirement (other than the Company’s or any Company Subsidiary’s own publicly posted policies) or, to the Knowledge of the Company, any of the Company’s or Company Subsidiary’s privacy policies. None of the representations or disclosures made or contained in any of the Company’s or Company Subsidiary’s privacy policies are materially inaccurate, misleading or deceptive. Since January 1, 2019, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries have not experienced any breach of security, successful phishing incident, ransomware or malware attack, or other incident in which confidential or sensitive information, or Personal Information, was or may have been accessed, disclosed, or exfiltrated in an unauthorized manner, and since January 1, 2019, neither Company nor any Company Subsidiary has received any written notices or complaints from any Person or been the subject of any claim, proceeding, or, to the Knowledge of Company, investigation with respect thereto.

(g)          The Company and the Company Subsidiaries use commercially reasonable efforts designed to protect the confidentiality, integrity and security of the Computer Systems used in the operation of the business of the Company and the Company Subsidiaries and designed to prevent any unauthorized use, access, interruption, or modification of the Computer Systems. Such Computer Systems (i) are sufficient in all material respects for the immediate and currently anticipated future needs of the Company and the Company Subsidiaries, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner, and (ii) are in sufficiently good working condition to effectively perform all material information technology operations of the Company and the Company Subsidiaries and include a sufficient number of license seats for all software as necessary for the operation of the business of the Company and the Company Subsidiaries. Since January 1, 2019, there have been no unauthorized intrusions, failures, breakdowns, continued substandard performance, or other adverse events affecting any such Computer Systems that have caused any substantial disruption of or substantial interruption in or to the use of such Computer Systems.

Section 4.10        Compliance with Laws. The Company and the Company Subsidiaries are, and since January 1, 2019 have been, in compliance in all respects with applicable Law, and neither the Company nor any of the Company Subsidiaries has since January 1, 2019 received any written notice from any Governmental Authority regarding any violation by the Company or any Company Subsidiaries of any applicable Law, except for in each case such violations which, if determined adversely, would not be material to the Company and the Company Subsidiaries taken as a whole.

Section 4.11        Company Contracts. Section 4.11 of the Company Disclosure Letter lists or describes, as of the date hereof, all Contracts (other than Company Plans, Leases and purchase orders) to which the Company or any Company Subsidiary is a party or to which their respective assets or property are bound, as of the date hereof, which:

(a)           are agreements or instruments related to the incurrence or existence of any Indebtedness of the Company or any Company Subsidiary in an amount in excess of $1,500,000 individually;

(b)          are partnership, joint venture or similar agreements (other than any Organizational Documents of the Company or the Company Subsidiaries);

(c)           are Contracts with any Significant Customer or Significant Supplier;

(d)          are contracts for the acquisition of capital equipment or fixed assets requiring the payment by the Company or any Company Subsidiary of an amount in excess of $500,000 for each such piece of equipment or fixed asset;

(e)           (i) materially restrict the Company or any Company Subsidiary from engaging in any line of business or competing with any Person or operating in any geographic areas or markets, (ii) grant exclusivity or “most favored nation” status or (iii) restrict or purport to restrict the Company or any Company Subsidiary from soliciting, hiring or engaging any Person or the solicitation of any customer;

(f)           are collective bargaining agreements or other contracts with any labor union, labor organization, or works council (each a “Labor Agreement”);

(g)          are contracts for the employment or engagement of any employee, director, or officer with a position of vice president or above;

(h)         require the future acquisition from or disposition to another Person (other than the Company or a Company Subsidiary) of material operating assets (other than ordinary course purchasing activities or inventory sales) or capital stock or other equity interest of another Person (other than the Company or a Company Subsidiary), other than (i) acquisitions pursuant to capital expenditures in the Ordinary Course of Business or (ii) acquisitions or dispositions that do not individually have a value in excess of $1,500,000, in each case which are currently pending or under which there are payment obligations or liabilities that are still in effect and outstanding;

(i)            (i) are IP Licenses, (ii) relate to the development of any Company Intellectual Property (excluding IP assignment agreements in the Company’s standard form or confidentiality agreement signed by employees in the Ordinary Course of Business), or (iii) are covenant-not-to-sue, coexistence, consent-to-use, concurrent use or settlement agreements relating to material Intellectual Property owned by the Company or any Company Subsidiary; or

(j)            contain any earn-out or other contingent payment obligations with respect to a prior or pending acquisition or sale of any business, assets or properties, or remaining indemnity or similar obligations under any acquisition or sale agreement, that could reasonably be expected to result in future payments by or to the Company or any Company Subsidiary in excess of $100,000.

Collectively, the Contracts listed above, whether or not on Section 4.11 of the Company Disclosure Letter, are referred to herein as the “Company Contracts”. Each Company Contract is, subject to the Equitable Exceptions, a valid and binding agreement of the Company or the applicable Company Subsidiary, except where failure to be valid and binding would not be material to the Company and the Company Subsidiaries, taken as a whole. Except as set forth on Section 4.11(k) of the Company Disclosure Letter, as of the date hereof, neither the Company, any Company Subsidiary nor, to the Knowledge of the Company, any other party to any Company Contract is in breach thereof or default thereunder and there does not exist under any Company Contract any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Company, any Company Subsidiary or, to the Knowledge of the Company, any other party, in each case except for such breaches, defaults and events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. Between January 1, 2021 and the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice of the intention of any party to terminate any Company Contract. Between January 1, 2021 and the date of this Agreement, neither the Company nor any Company Subsidiary has served notice on a counterparty to a Company Contract in respect of a breach of a material nature by such counterparty. Prior to the date hereof, the Company has made available to Parent current and complete copies of the Company Contracts, together with all modifications and amendments thereto.

Section 4.12        Litigation. Except as set forth in Section 4.12 of the Company Disclosure Letter, there are, and since January 1, 2019 there have been, no Actions pending, or to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties or assets that (a) seek to materially restrain or enjoin the consummation of the transactions contemplated by this Agreement or (b) individually or in the aggregate, would reasonably be expected to result in a material liability to the Company and the Company Subsidiaries taken as a whole. Neither the Company nor any Company Subsidiary is subject to any unsatisfied Order that, individually or in the aggregate, would reasonably be expected to (x) result in a material liability to the Company or any Company Subsidiary or (y) materially impair the Company’s or the Company Subsidiaries’ ability to timely consummate the transactions contemplated hereby. As of the date hereof, there is no material Action by the Company or any Company Subsidiary pending, or which the Company has taken material steps to initiate, against any other Person.

Section 4.13        Taxes.

(a)          All Tax Returns relating to Income Taxes and all other material Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary have been timely (within any applicable ordinary course and valid extension periods) filed, and all such Tax Returns are true, complete, and correct in all material respects and accurately reflect all material liability for Taxes of the Company and the Company Subsidiaries for the periods covered thereby.

(b)          The Company and the Company Subsidiaries have fully and timely paid to the appropriate Governmental Authority all Income Tax liabilities and other material Tax liabilities of the Company and the Company Subsidiaries whether or not shown to be due or payable on the Tax Returns referred to in Section 4.13(a).

(c)           All material deficiencies for Taxes asserted or assessed by any Governmental Authority in writing against the Company or the Company Subsidiaries have been fully and timely (within any applicable extension periods) paid, settled or properly reflected in the Financial Statements.

(d)           No audit, examination, contest, assessment, reassessment, adjustment, re-adjustment, deficiency, claim, examination, or Action is pending or ongoing (including by appeal) or proposed, asserted, or threatened in writing by or with any Governmental Authority with respect to any material amount of Taxes of or in respect of the Company or any Company Subsidiary or with respect to any material Tax Return of or in respect of the Company or any Company Subsidiary.

(e)           Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated, consolidated, combined or unitary group for federal income Tax purposes (other than a group the common parent of which was and is the Company and consists solely of the Company and the Company Subsidiaries), (ii) has any liability for a material amount of Taxes of any Person as a transferee or successor, or by contract (other than customary Tax indemnifications contained in commercial agreements the primary purpose of which does not relate to Taxes) including under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or by assumption, or (iii) is liable for any Taxes of another person by virtue of section 160 of the Tax Act other than the Company or a Company Subsidiary.

(f)           There are no outstanding agreements extending or waiving the statutory period of limitations applicable, or providing for an extension of time with respect to, to any claim for, or the period for the collection or assessment or reassessment of, material Taxes due from the Company or any Company Subsidiary or for the filing of any Tax Return by the Company or any Company Subsidiary, for any taxable period and no request for any such waiver or extension is currently pending.

(g)          There are no Encumbrances for any material amounts of Taxes (other than (i) Permitted Encumbrances or (ii) Encumbrances for Taxes not yet due or payable) against any property or assets of, or interests in, the Company or any Company Subsidiary.

(h)           Neither the Company nor any of the Company Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign law) in the three years prior to the date of this Agreement.

(i)            Neither the Company nor any of the Company Subsidiaries (i) has participated or engaged in any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local, or foreign law) or (ii) is a party to any Tax Sharing Agreement (other than any Ordinary Course Tax Sharing Agreement) pursuant to which it will have any obligation to make any payments after the Closing.

(j)            The Company and each Company Subsidiary has complied in all material respects with all applicable Laws relating to the reporting, registration, payment, collection, deduction, and withholding of Taxes. All material amounts of Taxes required to be collected, deducted, or withheld by the Company and each Company Subsidiary have been duly and timely collected, deducted, or withheld and have been duly and timely paid to the proper Tax Authority.

(k)           Neither the Company nor any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), and neither the Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any similar written agreement, or any advanced pricing agreement, with a Governmental Authority with respect to any Taxes. Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) change in, or use of an improper, method of accounting for or in respect of a taxable period (or portion thereof) ending on or prior to the Closing Date, (iii) intercompany transactions occurring, or any excess loss account existing, on or prior to the Closing Date, in each case as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) prepaid amount or advanced payment received or deferred revenue received or accrued on or prior to the Closing outside the ordinary course of business or any other income outside the ordinary course of business that accrued, or that was required to be reported for financial accounting purposes, in a prior taxable or fiscal period but that was not included in taxable income for that or another prior taxable or fiscal period, or (v) transactions effected or investments made prior to the Closing Date outside the ordinary course of business that result in taxable income pursuant to Sections 951(a) or 951A of the Code (or any corresponding or similar provision of federal, state, local or foreign law). Neither the Company nor any Company Subsidiary has made any election under Section 965(h) of the Code.

(l)            Any transaction between the Company and any Company Subsidiary (or Affiliate of such entity), to the extent subject to Code Section 482 (or any analogous Tax Law provision), has been, in all material respects, made in compliance with the principles of Code Section 482 (or such analogous Tax Law provision).

(m)         There are no circumstances which exist and could, in and of themselves, result in, or have existed and in and of themselves resulted in, the application of any of sections 17, 79, 79.1 or 80 to 80.04, inclusive, of the Tax Act (or any similar provision under any applicable Law) to the Company or the Company Subsidiaries and, for greater certainty, the cost amount to the Company and the Company Subsidiaries of each debt obligation owed to it (taking into account the assumptions in paragraphs 80.01(a) and (b) and subparagraphs 80.01(c)(i) and (ii)) is equal to the principal amount of such debt obligation plus any accrued and unpaid interest.

(n)          The Shares are not “taxable Canadian property” to the Stockholders for purposes of the Tax Act.

(o)          No representation or warranty in this Section 4.13 is made as to the existence of or availability of any net operating or capital loss, carryovers, carryforwards of business or other tax credits, tax basis, earnings and profits, or any other tax attribute of the Company or any Company Subsidiaries in any Post-Closing Tax Period

Section 4.14        Permits. The Company and each Company Subsidiary has all material consents, authorizations, registrations, waivers, privileges, exemptions, qualifications, quotas, certificates, filings, franchises, licenses, notices, permits and rights material to the ownership of their properties and assets or the operation of their businesses (collectively, “Permits”). All such Permits are in full force and effect in all material respects. Since January 1, 2019, none of the Company or any Company Subsidiary has received any written notice of any suspension, modification, revocation, cancellation or non-renewal, in whole or in part, of any such Permit, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. No Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any such suspensions, modifications or renewals that, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. As of the date of this Agreement, no Governmental Authority has provided written notice to the Company or a Company Subsidiary with respect to any material violation or material non-compliance with any Permit. Notwithstanding the forgoing, no representation or warranty is made in this Section 4.14 with respect to Environmental Permits, which are covered exclusively in Section 4.17.

Section 4.15        Employee Benefit Plans.

(a)         Section 4.15(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan. For purposes of this Agreement, the term “Company Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each equity, equity-based, phantom equity, severance, termination, employment, change-in-control, fringe benefit, bonus, commission, incentive, deferred compensation, retention, stay, profit sharing, pension, retirement, leave, welfare, disability, paid time off, and each other benefit or compensation plan, policy, program, Contract, arrangement and agreement, which the Company or any Company Subsidiary sponsors, maintains or contributes to for the benefit of its current or former employees, officers, directors or other individual service providers, or with respect to which the Company or any Company Subsidiary has any current or contingent liability, including on account of an ERISA Affiliate, but excluding any benefit or compensation plans sponsored or maintained by a Governmental Authority.

(b)           With respect to each Company Plan required to be listed on Section 4.15(a) of the Company Disclosure Letter, the Company has made available to Parent, to the extent applicable: (i) the plan document, all amendments thereto, (and for any unwritten plan, a summary of the material terms) and any related trust agreement; (ii) the most recent IRS determination or opinion letter received from the IRS with respect to each Company Plan that is intended to be qualified under Section 401(a) of the Code; (iii) the most recent summary plan description and all summaries of material modification thereto; (iv) the most recently filed Form 5500 and attached schedules (to the extent applicable); and (v) any material non-routine correspondence with any Governmental Authority related to a Company Plan.

(c)           (i) Each Company Plan has been established, sponsored, maintained, funded, and administered in accordance with its terms and in compliance with applicable Laws, and no event has occurred and no condition exists with respect to any Company Plan that could result in a material Tax, penalty of other liability of the Company or any Company Subsidiary; and (ii) each Company Plan intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or is the subject of a favorable opinion from the IRS as to its qualification, and nothing has occurred that could reasonably be expected to cause the loss of such qualification.

(d)           Except as set forth on Section 4.15(d) of the Company Disclosure Letter, no Company Plan provides, and neither the Company nor any Company Subsidiary has any obligation to provide, post-employment or retiree health, welfare, medical, death or other welfare benefits with respect to current or former employees, officers, directors of the Company or any Company Subsidiary, or other Person (other than coverage as required by Part 6 of Subtitle B of Title I of ERISA, or Section 4980B of the Code, or similar state law (“COBRA”) for which the covered Person pays the full cost of coverage or as provided as severance benefits in any Company Plan).

(e)           Except as set forth on Section 4.15(e) of the Company Disclosure Letter, no Company Plan is, and neither the Company, the Company Subsidiaries, nor any Person that is or has been treated as a single employer with the Company or the Company Subsidiaries under Section 414 of the Code (each, an “ERISA Affiliate”) has, since January 1, 2015, maintained, sponsored, participated in, or contributed to any or has any liability with respect to any (i) “defined benefit plan,” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code or any pension plan with a defined benefit provision or money purchase provision, each as defined in Section 147.1(1) of the Tax Act, (ii) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iv) “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 147.1(1) of the Tax Act) (a “Multiemployer Plan”).

(f)            With respect to each Multiemployer Plan under or with respect to which the Company, the Company Subsidiaries or any ERISA Affiliate has any obligation to contribute to or any current or contingent liability or obligation: (i) the Company and the Company Subsidiaries have not incurred nor are reasonably expected to incur (whether or not assessed), nor have or may have any liability as a result of, a complete withdrawal or a partial withdrawal (as defined in Section 4203 or 4205 of ERISA, respectively) from any such Multiemployer Plan; (ii) all contributions and payments (including installments) required to be made by the Company or the Company Subsidiaries have been timely made; and (iii) no Multiemployer Plan has been determined to be in endangered, critical or critical and declining status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

(g)          With respect to any Company Plan, no Actions or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened with respect to any Company Plan, and there is no fact or circumstance that would reasonably be expected to give rise to any such Action or claim. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Company Plan. With respect to each Company Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Company Plan in all material respects and in compliance with the requirements of applicable Law in all material respects, and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued in all material respects.

(h)           Except as contemplated by this Agreement or as otherwise set forth on Section 4.15(h) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not: (i) result in any payment or benefit becoming due, or increase the amount of any compensation due or payable, in each case, to any current or former employee, officer, director or other individual service provider of the Company or any Company Subsidiary, (ii) increase any benefits otherwise due under any Company Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or benefits from the Company or any Company Subsidiary to any current or former employee, officer, director or other service provider of the Company or any Company Subsidiary, or (iv) give rise to any payment of any amount (whether in cash or property or the vesting of property) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code), result in the imposition on any Person of an excise tax under Section 4999 of the Code or be nondeductible to the payor under Section 280G of the Code.

(i)            Each Company Plan and each other agreement or arrangement of the Company or any Company Subsidiary that constitutes, in whole or in part, a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been documented, operated and maintained, in form and operation, in accordance with Section 409A of the Code and applicable guidance of the Department of Treasury and the IRS in all material respects.

(j)            Neither the Company nor any Company Subsidiaries is a party to or has any obligation under any Company Plan or otherwise to compensate, gross-up, indemnify, reimburse or otherwise make-whole any person for Tax or related interest or penalties incurred by such individual under Section 409A or 4999 of the Code.

Section 4.16        Labor Relations.

(a)        Except as set forth on Section 4.16(a) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any Labor Agreement, and no employees of the Company or any Company Subsidiary are represented by any labor union, works council, or other labor organization with respect to their employment with the Company or any Company Subsidiary.

(b)        Since January 1, 2019 and as of the date of this Agreement, no labor union, works council, other labor organization, or group of employees of the Company or any Company Subsidiary has made a demand for recognition or certification, and there are no representation or certification proceedings pending or, to the Company’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company’s Knowledge, since January 1, 2019 and as of the date of this Agreement there have been no organizing activities with respect to any employees of the Company or any Company Subsidiary. Since January 1, 2019 and as of the date of this Agreement, there has been no actual or, to the Company’s Knowledge, threatened unfair labor practice charge, material labor grievance, material labor arbitration, strike, lockout, work stoppage, slowdown, picketing, handbilling or other material labor dispute against or affecting the Company or any Company Subsidiary. With respect to the transactions contemplated by this Agreement, the Company and each Company Subsidiary has satisfied any notice, consultation, bargaining or other obligations owed to their employees or their employees’ representatives under applicable Law, Labor Agreement or other contract.

(c)           Except as set forth on Section 4.16(c) of the Company Disclosure Letter, the Company and the Company Subsidiaries are, and since January 1, 2019 have been, in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices, including, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas and Canada’s Immigration and Refugee Protection Act), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”)), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action, hours of work, unemployment insurance, human rights, pay equity and all applicable Laws related to COVID-19 in the workplace.

(d)          Except as would not result in material liability to the Company and the Company Subsidiaries taken as a whole, there are no Actions pending, or to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any current or former director, manager, officer, employee, or dependent or independent contractor of the Company or any Company Subsidiary with respect to employment, personnel, or labor relations.

Section 4.17          Environmental Compliance. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole: (a) the Company and each Company Subsidiary is, and has been since January 1, 2019, in compliance with all Environmental Laws (which compliance includes obtaining, maintaining and complying with all Environmental Permits); (b) (i) since January 1, 2019 the Company and the Company Subsidiaries have not received any written notice or Order, the subject of which remains unresolved, and (ii) there are no pending, or to the Knowledge of the Company, threatened Actions, in each case of (i) and (ii) alleging that the Company or any of the Company Subsidiaries is in violation of, or actually or potentially liable under, any Environmental Laws; (c) there has been no Release, treatment, storage, disposal or arrangement for the disposal of, transportation, or handling by the Company or any Company Subsidiaries (or, to the Knowledge of the Company, any other Person to the extent giving rise to liability of the Company or any Company Subsidiaries) of, or ownership or operation of any property (including the Real Property) contaminated by, any Hazardous Materials which has resulted or would result in a liability of the Company or any Company Subsidiary under Environmental Law or any Environmental Permit; (d) other than standard indemnity provisions in leases and loan agreements, the Company and the Company Subsidiaries have not assumed, undertaken, otherwise become subject to, or provided an indemnity with respect to, any liability of another Person relating to Environmental Laws or Hazardous Materials; and (e) no consent, approval or authorization of or registration or filing with any Governmental Authority is required by the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq. in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. The Company has made available to Parent all material environmental studies, reports, assessments prepared since January 1, 2019 and all other material, non-privileged environmental documents relating to any material and outstanding liabilities under Environmental Laws associated with the Company’s and the Company Subsidiaries’ past or current operations, properties or facilities, which are in the Company’s possession or reasonable control. Notwithstanding the forgoing, no representation or warranty is made in this Section 4.17 related to the manufacture, design, formulation, processing, sale or placing in the stream of commerce of any products containing asbestos, which are covered exclusively in Section 4.12 and Section 4.25.

Section 4.18         Insurance. Section 4.18 of the Company Disclosure Letter contains, as of the date hereof, a complete and accurate list of all material insurance policies (the “Insurance Policies”) maintained by the Company and the Company Subsidiaries with respect to the properties, assets, or business of the Company and the Company Subsidiaries, including fire and casualty, general liability, business interruption, product liability, directors’ and officers’ liability, and umbrella excess insurance policies and all of which are in full force and effect as of the date hereof, in each case where such coverage or benefit is material to the Company and the Company Subsidiaries taken as a whole. As of the date hereof, neither the Company nor any Company Subsidiary has received a written notice of cancellation or non-renewal of any Insurance Policy, nor, to the Company’s Knowledge, is the termination of any Insurance Policy threatened and there is no pending claim related to the Company or any Company Subsidiary or under any Insurance Policy to which coverage has been denied or disputed by the underwriters or issuer thereof (other than a customary reservation of rights notice).

Section 4.19          Real Property.

(a)          Section 4.19(a) of the Company Disclosure Letter contains a complete and accurate list of all real property owned in fee, or in Québec, owned, by the Company and/or the Company Subsidiaries (the “Owned Real Property”). The Company and/or a Company Subsidiary has good, marketable and valid fee simple title to all Owned Real Property, or in Québec, owned in marketable title, free and clear of all Encumbrances, except Permitted Encumbrances. There are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Except as set forth on Section 4.19(a) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has leased or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof, and there are no outstanding agreements with any leasing agents in respect of leasing space in any Owned Real Property.

(b)           Neither the Company nor any Company Subsidiary has received any written notice from any Governmental Authority having jurisdiction over any Owned Real Property of any actual expropriation of all or any material part of any Owned Real Property.

(c)           Section 4.19(c) of the Company Disclosure Letter contains a complete and accurate list of all real property leased by the Company and/or the Company Subsidiaries as lessee (the “Leased Real Property”), including all subleases, licenses and other arrangements relating to the use or occupancy of real property by the Company and the Company Subsidiaries (each, a “Lease”, collectively, the “Leases”, and together with the Owned Real Property, the “Real Property”). The Company or the Company Subsidiaries have a valid, binding and enforceable leasehold estate or lease interest in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. The Company has delivered to the Parent and the Merger Sub a true and complete copy of each Lease (including all amendments, extensions, renewals, and guaranties with respect thereto), which are in the Company’s possession. The Company’s or its applicable Company Subsidiary’s possession and quiet enjoyment of the Leased Real Property under the Leases has not been materially disturbed, and to the Knowledge of the Company, neither the Company nor any Company Subsidiary, as applicable, is in breach in any material respect under any Lease to which any such entity is a party, that is material to the operation of the business of the Company and the Company Subsidiaries, taken as a whole, and, to the Company’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under any Lease. All of the Leases that are material to the operation of the business of the Company and the Company Subsidiaries, taken as a whole are, to the Knowledge of the Company and subject to the Equitable Exceptions, in full force and effect, and the Company or one of the Company Subsidiaries holds a valid and existing leasehold interest under each such Lease.

(d)          Notwithstanding the foregoing provisions of this Section 4.19, the Company and/or Company Subsidiaries makes no representation or warranty with respect to the nature, extent, area, boundaries, marketability, validity, Encumbrances or quality of title to the Owned Real Property municipally known as 380 Tank Street, Petrolia, Ontario (the “380 Tank Street Property”). Such title to 380 Tank Street Property is completely as is, where is, as reflected in the records of the land registry system in which such title is recorded.

Section 4.20        Affiliate Transactions. Except for (i) employment relationships and compensation, benefits, and travel advances in the Ordinary Course of Business, and (ii) arrangements or other relationships by and between the Company and Company Subsidiaries, no executive officer or director of the Company or any Company Subsidiary, any member of such executive officer’s or director’s immediate family or any 10% or greater Equityholder of the Company (collectively, “Related Persons”) (x) owe to the Company or any Company Subsidiary an amount in excess of $500,000, nor does the Company or any Company Subsidiary owe any amount to, or has committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person or (y) is party to any Contract, or involved in any material business arrangement or other relationship, with the Company or any Company Subsidiary.

Section 4.21        Absence of Certain Changes or Events. Except as contemplated by this Agreement or set forth on Section 4.21 of the Company Disclosure Letter, (a) between the date of the Last Balance Sheet to the date of this Agreement, the Company and each Company Subsidiary have conducted their respective businesses in the Ordinary Course of Business in all material respects, excluding any actions, activities or conduct of the Company or any Company Subsidiary taken to mitigate, remedy, respond to or otherwise address the effects or impact of the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition) on the Company or any Company Subsidiary, including complying with shelter in place and non-essential business orders by any Governmental Authority or measures to protect the health or safety of any Person, (b) since the date of the Last Balance Sheet, there has been no Material Adverse Effect and (c) since the date of the Last Balance Sheet, neither the Company nor any Company Subsidiary has taken any action or entered into any agreement to take any action set forth in Section 6.1(b)(iv) through (x) or (xiii).

Section 4.22        Financial Advisors. Except as set forth on Section 4.22 of the Company Disclosure Letter, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any fee or commission or like payment in respect thereof.

Section 4.23        Anti-Corruption and Anti-Bribery Laws. None of the Company, any of the Company Subsidiaries, or any of their respective officers, directors or employees, in each case acting in their capacity as such, or to the Knowledge of the Company, any agents or representatives associated with or acting for or on behalf of the Company or any Company Subsidiary has, directly or indirectly, in violation of the Foreign Corrupt Practices Act of 1977, as amended, or other applicable Law relating to bribery or corruption (“Anti-Corruption Laws”): (i) made a payment or loan to or for the benefit of any Governmental Authority, candidate for public office, political party or political campaign, for the purpose of (A) influencing any act or decision of such Governmental Authority, candidate, party or campaign, (B) obtaining or retaining business for or with any person, (C) expediting the performance of official acts of a routine nature, or (D) otherwise securing any improper advantage; (ii) paid any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (iii) made any unlawful contributions, gifts, entertainment or other unlawful expenditures; and (iv) maintained any unlawful fund of corporate monies or other properties.

Section 4.24        Compliance with Sanctions Laws and Export Laws. None of the Company, the Company Subsidiaries or any of their respective officers, directors, or employees, in each case acting in their capacity as such, or, to the Knowledge of the Company, any agents associated with or acting for or on behalf of the Company or any Company Subsidiary, (i) is or has been since January 1, 2019, a Person with whom transactions are prohibited or limited under any economic sanctions laws, including those administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other sanctions authority (“Sanctions Laws”), or (ii) has violated any economic sanctions laws applicable to such Persons in any material respect. None of the Company or any of the Company Subsidiaries is a party to any Contract or has engaged in any transaction, directly or indirectly, (i) with or in any country or region subject to sanctions enforced by OFAC, including the government or any subdivision thereof, agents, representatives or residents thereof, or any entity formed, based or resident therein (currently Cuba, Iran, North Korea, Syria, or the Crimea region of Ukraine), or (ii) with any Person that is included, at the time of the relevant transaction, in the list of Specially Designated Nationals and Blocked Persons or any other sanctions list maintained by the United States Department of the Treasury. The Company and the Company Subsidiaries are in compliance in all material respects with the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (including any other enabling legislation or executive order relating thereto). The Company and the Company Subsidiaries have, since January 1, 2019, been in material compliance with all applicable U.S. export control Laws and all permits issued pursuant to such Laws, including the Export Administration Regulations codified at 15 C.F.R. part 760 and the Code codified at 26 U.S.C. Subchapter N, and the anti-boycott Laws administered by the IRS (“Export Laws”). Since January 1, 2019 and as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has, in connection with or relating to the business of the Company or any of its Subsidiaries, received from any Governmental Authority any notice, inquiry, or allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning, in each case with respect to any actual or potential violation or wrongdoing related to Anti-Corruption Laws, Sanctions Laws, or Export Laws.

Section 4.25        Product Liability.

(a)               Except as set forth on Section 4.12 or Section 4.25(a) of the Company Disclosure Letter, there is no Action from, by or before any Governmental Authority relating to any product manufactured, designed, formulated and sold by the Company or any of the Company Subsidiaries (a “Product”) that, individually or in the aggregate, would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(b)               Except as set forth on Section 4.12 or Section 4.25(b) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, there is no, and since January 1, 2019 there has been no, (i) product warranty claim pending or, to the Knowledge of the Company, threatened with respect to any Product, or (ii) pending, or to the Knowledge of the Company, threatened, recall or investigation with respect to any Product.

Section 4.26        Customer and Suppliers. Section 4.26 of the Company Disclosure Letter sets forth the 10 largest customers (as measured by the dollar amount of purchases thereby) (the “Significant Customers”) and the 10 largest suppliers (as measured by the dollar amount of purchases therefrom) (the “Significant Suppliers”) of the business of the Company and Company Subsidiaries, in each case, for the twelve (12) month period ending on December 31, 2020. Since January 1, 2019 and as of the date of this Agreement, no Significant Customer or Significant Supplier has notified the Company or any Company Subsidiary in writing that it intends to terminate, materially reduce or not renew its business relationship with the Company or any Company Subsidiary.

Section 4.27        No Additional Representations and Warranties. The Company acknowledges that except for the representations and warranties made by Parent and Merger Sub in Article 5 or as set forth in any Letter of Transmittal, neither Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent and Merger Sub. In entering into this Agreement, each of the Company and Stockholders’ Representative has relied solely upon its own investigation and analysis and the representations and warranties set forth in Article 5, and each of the Company and Stockholders’ Representative acknowledges that (i) neither Parent nor any Affiliate of Parent nor any of their respective directors, officers, employees, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, at Law or in equity, (A) as to the accuracy or completeness of any of the information provided or made available to the Company, its Affiliates or any of the Company’s and its Affiliates respective directors, officers, employees, stockholders, agents, representatives or lenders or any other Person prior to the execution of this Agreement or (B) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the business of the Parent and its Subsidiaries heretofore or hereafter delivered to or made available to the Company, its Affiliates or any of the Company’s and its Affiliates respective directors, officers, employees, stockholders, agents, representatives or lenders and (ii) it has not been induced by or relied upon any representation, warranty or other statement, express or implied, made by Parent or any Affiliate of Parent or any of their respective directors, officers, employees, stockholders, agents or representatives or any other Person, except in the case of clause (i)(A) or clause (ii) for the representations and warranties set forth in Article 5 and as may be set forth in the Letters of Transmittal.

Article 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company and the Stockholders’ Representative (on behalf of the Stockholders), as of the date of this Agreement and as of the Closing Date, as follows:

Section 5.1            Organization and Qualification. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Parent or Merger Sub, as applicable, to effect the transactions contemplated hereby.

Section 5.2            Authority; Binding Obligation. Each of Parent and Merger Sub has requisite corporate authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and by the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes the legal, valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

Section 5.3            No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Merger Sub and performance by Parent and Merger Sub of their respective obligations hereunder do not (a) contravene or conflict with, or result in any violation or breach of, the Organizational Documents of either Parent or Merger Sub, (b) contravene or conflict with, or result in any violation or breach of, any of the terms or provisions of, or constitute a default (with or without notice or lapse of time or both) under any indenture, mortgage or loan or any other agreement or instrument to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound or to which the properties of Parent or Merger Sub may be subject, or (c) assuming that all Governmental Authorizations in Section 5.4 have been obtained or made, result in any violation or breach of any existing applicable Law or Order of any Governmental Authority having jurisdiction over Parent or Merger Sub or any of their respective properties.

Section 5.4            No Authorization or Consents Required. Except for applicable requirements of Competition Laws, no Governmental Authorizations will be required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to any Governmental Authorizations that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Parent or Merger Sub to effect the transactions contemplated hereby. No approval by the shareholders of Parent is required in order for Parent to execute, deliver and perform its obligations under this Agreement or to consummate the transactions contemplated hereby on the terms and subject to the conditions of this Agreement.

Section 5.5            Sufficient Funds.

(a)               Parent’s obligations hereunder are not subject to any conditions regarding Parent’s or any other Person’s ability to obtain financing for the consummation of this Agreement and the other transactions contemplated by this Agreement.

(b)               Parent has and will have as of the Closing sufficient cash or available lines of credit that can be drawn available to pay all amounts to be paid by Parent in connection with this Agreement and the transactions contemplated by this Agreement, including the payment by Parent of all obligations pursuant to Article 2 and Parent’s costs and expenses on the terms and conditions contained in this Agreement, and there is not, nor will there be, any restriction on the use of such cash for such purpose.

Section 5.6            Capitalization; No Prior Activities. All of the issued and outstanding capital stock or other equity interests of Merger Sub is, and at the Effective Time will be, owned indirectly by Parent. Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent or Parent’s Subsidiaries may acquire any capital stock or other equity interests of Merger Sub. Except for obligations incurred in connection with its formation or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person. Merger Sub has no Subsidiaries or any capital stock or other equity interests in any Person.

Section 5.7            Absence of Arrangements with Management. There are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or its Affiliates, on the one hand, and any member of the Company’s management or the Company Subsidiaries’ management, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Closing.

Section 5.8            Financial Advisors. Other than Goldman Sachs & Co. LLC, no broker, finder or financial advisor has acted for or on behalf of Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any fee or commission or like payment in respect thereof.

Section 5.9            Solvency. On and as of the Closing Date, and after giving effect to the transactions contemplated by this Agreement, assuming the accuracy of the Company’s representations and warranties set forth in Article 4 and compliance by the Company with its covenants set forth herein, Parent, the Surviving Corporation and the Subsidiaries of the Surviving Corporation, taken as a whole, will be Solvent. No transfer of property is being made by Parent and no obligation is being incurred by Parent in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent.

Section 5.10        Litigation. There is no Action pending or to the Knowledge of Parent, threatened against Parent or any material portion of its properties or assets that would reasonably be expected, individually or in the aggregate, to materially impair the ability of Parent or Merger Sub to effect the transactions contemplated hereby. Neither Parent nor Merger Sub is subject to any unsatisfied Order that, individually or in the aggregate, would reasonably be expected to materially impair the ability of Parent or Merger Sub to effect the transactions contemplated hereby.

Section 5.11        No Additional Representations and Warranties; Inspection. Each of Parent and Merger Sub acknowledges and agrees that it (a) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations, prospects and liabilities of the Company and the Company Subsidiaries, and (b) has been furnished with or given access to information about the business, assets, and liabilities of the Company and the Company Subsidiaries. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis and the representations and warranties set forth in Article 4, and each of Parent and Merger Sub acknowledges that (i) neither Company nor any Affiliate of Company nor any of their respective directors, officers, employees, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, at Law or in equity, (A) as to the accuracy or completeness of any of the information provided or made available to Parent, its Affiliates or any of Parent’s and its Affiliates respective directors, officers, employees, stockholders, agents, representatives or lenders or any other Person prior to the execution of this Agreement or (B) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the business of the Company and the Company Subsidiaries heretofore or hereafter delivered to or made available to Parent, its Affiliates or any of Parent’s and its Affiliates respective directors, officers, employees, stockholders, agents, representatives or lenders and (ii) it has not been induced by or relied upon any representation, warranty or other statement, express or implied, made by Company or any Affiliate of Company or any of their respective directors, officers, employees, stockholders, agents or representatives or any other Person, except in the case of clause (b)(i)(A) or clause (b)(ii) for the representations and warranties set forth in Article 4 and the Transaction Documents to be entered into at or prior to the Closing.

Section 5.12        Investment Purpose. Parent and Merger Sub will be purchasing the Shares for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities laws. Parent and Merger Sub acknowledge that the sale of the Shares hereunder has not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws, and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. Parent represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

Article 6

COVENANTS

Section 6.1            Conduct of Business of the Company.

(a)               Prior to the Closing, except (w) as set forth on Section 6.1(a) of the Company Disclosure Letter, (x) as required by applicable Law, (y) as expressly required by this Agreement or any Company Documents, or (z) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause the Company Subsidiaries to:

(i)                 conduct the respective businesses of the Company and Company Subsidiaries in the Ordinary Course of Business; and

(ii)              use its commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Company and the Company Subsidiaries, and (B) preserve the present relationships with customers and suppliers of the Company and the Company Subsidiaries.

(b)               Other than (w) as set forth on Section 6.1(b) of the Company Disclosure Letter, (x) as required by applicable Law, (y) expressly required by this Agreement, or (z) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit Company Subsidiaries to:

(i)                 transfer, issue, sell, purchase, redeem, retire or grant any equity or equity-based interests of the Company or Company Subsidiaries (except for any Shares issued upon the exercise of any Options outstanding on the date hereof pursuant to the terms in existence as of the date hereof of the applicable Company Plan set forth on Section 4.15(a) of the Company Disclosure Letter) or grant any options, restricted stock units, restricted stock, phantom equity, stock appreciation, profit participation or similar equity-based rights, warrants, calls or other rights to purchase or otherwise acquire equity interests of the Company or Company Subsidiaries;

(ii)              reclassify, combine, split, subdivide or amend the terms of any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

(iii)            amend in the Organizational Documents of the Company or Company Subsidiaries;

(iv)             except pursuant to the terms in existence as of the date hereof of any existing Company Plan set forth on Section 4.15(a) of the Company Disclosure Letter, increase the amount of any salary, wages or cash incentive compensation (other than base salary increases in the Ordinary Course of Business or concurrently with promotions for employees of the Company or Company Subsidiaries whose position is that of a vice president or above);

(v)               amend, terminate, enter into, establish or adopt any material Company Plan (or any other benefit or compensation plan, program, policy, agreement or arrangement that would be a Company Plan if in effect on the date hereof), or accelerate the time of payment, vesting or funding of any compensation or benefits thereunder or otherwise, in each case, other than pursuant to Law or with respect to general changes to any material Company Plans that are health or welfare plans made during the Company’s annual open enrollment process and made in the Ordinary Course of Business;

(vi)             other than in the Ordinary Course of Business, (A) negotiate, modify, extend, terminate, or enter into any Labor Agreement or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or any Company Subsidiary;

(vii)          implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the WARN Act;

(viii)        waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(ix)             settle or compromise any Action with any Governmental Authority pursuant to which the Company or any Company Subsidiary will have any material obligation after the date of this Agreement;

(x)               enter into any commitment for capital expenditures of the Company or Company Subsidiaries to be made following the Closing in excess of one hundred and ten percent (110%) of the aggregate amount set forth in the budget of the Company and Company Subsidiaries for such portion of the applicable fiscal year;

(xi)             without duplication of section (xiii), acquire any material properties or assets or sell, assign, license, transfer, convey, or otherwise dispose of any of the material properties or assets of the Company and Company Subsidiaries, in each case, with a value in excess of $3,000,000 individually, or $15,000,000 in the aggregate, except for (1) sales of surplus equipment, (2) sales of inventory in the Ordinary Course of Business or (3) sales, leases or other transfers between and among the Company and Company Subsidiaries;

(xii)          change its present accounting methods or principles in any material respect, except as required by GAAP or by the Company’s auditors;

(xiii)        effect any merger, consolidation, recapitalization, reclassification, stock split or like change in its capitalization;

(xiv)         make, change, or revoke any material Tax election, file any material amended Tax Return, change any Tax accounting period, settle or compromise or abandon or fail to conduct any material Tax claim relating to the Company or any of the Company Subsidiaries, or enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), surrender any right to claim any refund of a material amount of Taxes, Tax abatement, reduction, deduction, exemption, credit or refund, make a request for a Tax ruling, enter into a settlement agreement with any Governmental Authority with respect to a material amount of Taxes, consent to the extension or waiver of the limitation period applicable to any material Tax matter, or adopt or change a method of accounting with respect to Taxes;

(xv)           incur and draw down on any Indebtedness in excess of $1,500,000 other than in the Ordinary Course of Business; provided, that, for the avoidance of doubt, borrowings under the Specified Funded Indebtedness, as amended, shall not require the consent of Parent and shall not be limited by such amount;

(xvi)         enter into or agree to enter into any merger or consolidation with any corporation or other entity, or acquire the securities or assets of any other Person, except, in each case for transactions between the Company and/or any Company Subsidiaries;

(xvii)      amend or modify in any material respect or terminate any Company Contract or adopt or enter into a new contract that would have been a Company Contract if adopted or entered into prior to the date hereof, except in each case (i) in the Ordinary Course of Business or as required by applicable Law, (ii) any such activity otherwise permitted pursuant to another clause of this Section 6.1, or (iii) as otherwise expressly required by this Agreement (including Section 6.13);

(xviii)    settle or compromise any Action, or enter into any consent decree or settlement agreement with any Governmental Authority, against or affecting the business of the Company and the Company Subsidiaries, in each case, other than settlements or compromises of any Action where the amount paid in settlement or compromise does not exceed $500,000 individually in the aggregate;

(xix)         cancel, amend (other than in connection with the addition of customers and suppliers to such Insurance Policies from time to time in the Ordinary Course of Business) or fail to renew (on substantially similar terms) any Insurance Policy held by or for the benefit of the business of the Company and the Company Subsidiaries;

(xx)           discount any accounts receivable, or accelerate the collection of any accounts receivable or delay the payment of any accounts payable, outside the Ordinary Course of Business;

(xxi)         sell, lease, assign, abandon, permit to lapse, dispose of, license, sublicense or transfer any of the material Intellectual Property owned by a Company or any Company Subsidiary (other than (A) non-exclusive licenses of Intellectual Property granted to customers and vendors in the Ordinary Course of Business or (B) Company Intellectual Property that the Company or any Company Subsidiary has, in its reasonable business judgement, determined uneconomical to maintain); or disclose any confidential information of the Company or any Company Subsidiary, in each case, other than in the Ordinary Course of Business (other than any confidential information that the Company or any Company Subsidiary is required to disclose under applicable Law or existing contractual requirements);

(xxii)      enter into any transaction or agreement, directly or indirectly, with any Related Person; or

(xxiii)    agree in writing to take any of the foregoing actions.

(c)               Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the operations of the Company or the Company Subsidiaries before the Closing Date. Before the Closing, the Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Company and each Company Subsidiary. If the Company desires to take an action which would be prohibited pursuant to this Section 6.1 without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail to all of the individuals set forth in Section 6.1 of the Parent Disclosure Letter. Any of the individuals set forth in Section 6.1 of the Parent Disclosure Letter may grant consent on behalf of Parent to the taking of any action that would otherwise be prohibited pursuant to this Section 6.1 by e-mail or such other notice that complies with the provisions of Section 10.5.

(d)               Notwithstanding anything to the contrary in this Agreement, if the Company determines that it needs to take measures as a result of COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof) or any other epidemic, pandemic, public health emergency or disease outbreak, including complying with shelter in place and non-essential business orders by any Governmental Authority or measures to protect the health or safety of any Person in connection therewith, that would otherwise be in breach of this Section 6.1, the Company may take reasonable action in connection therewith; provided that, to the extent practicable, the Company will provide prior written notice (email being sufficient) to Parent.

(e)               For the avoidance of doubt, the Company and the Company Subsidiaries shall be permitted to maintain through the Closing Date their cash management systems, maintain the cash management procedures as currently conducted, and periodically settle intercompany balances consistent with past practices (including through dividends and capital contributions). The Company and the Company Subsidiaries shall be permitted to dividend all Cash and Cash Equivalents of the Company and the Company Subsidiaries to Stockholders immediately prior to the delivery of the Estimated Closing Statement.

Section 6.2            Conduct of Business of Parent. During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 9, Parent shall not, and shall cause its Affiliates not to, without the prior written consent of the Company take or agree to take any of the following actions:

(a)               acquire or enter into any agreement to acquire (by merger, consolidation, acquisition of equity interests or assets, joint venture or otherwise) any business, any assets or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or otherwise enter into any agreement, if such acquisition or the entering into such agreement could reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Governmental Authorization (including any consents of any Governmental Antitrust Authority), permit or Order necessary to consummate the transactions contemplated hereby or the expiration or termination of any waiting period under applicable Law; (ii) materially increase the risk of any Governmental Authority (including any Governmental Antitrust Authority) entering an Order prohibiting the consummation of the transactions contemplated hereby, (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) otherwise materially delay or prevent the consummation of the transactions contemplated hereby; or

(b)               any action that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger.

Section 6.3            Access to Information; Retention of Books and Records.

(a)               During the period from the date of this Agreement to the earlier of the Closing Date and the termination of the Agreement in accordance with Article 9, the Company shall give Parent, Merger Sub and their respective authorized representatives reasonable access during normal business hours to all books, records, offices and other facilities and properties of the Company and each Company Subsidiary as Parent, Merger Sub or their respective authorized representatives may from time to time reasonably request upon reasonable notice and shall furnish to Parent, Merger Sub or their respective authorized representatives any information concerning the business of the Company and Company Subsidiaries as is reasonably requested; provided, however, that (A) any such access shall be conducted in a manner not to interfere with the businesses or operations of the Company and the Company Subsidiaries and, without the prior written consent of the Company, neither Parent nor Merger Sub nor any of their Affiliates or Representatives shall, directly or indirectly, conduct any appraisals or environmental and engineering inspections of real property, or take and/or analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or perform any testing procedure on any building or real property and (B) such access may be limited by the Company or any Company Subsidiary in response to COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof) to protect the health and safety of the Company’s or any of the Company Subsidiaries’ managers, officers, directors, partners, members, equityholders, employees, advisors, consultants, agents or other representatives, or customers, lessors, suppliers, vendors or other commercial partners. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Company Subsidiary shall be required to provide such access or disclose any information to Parent, Merger Sub or their respective authorized representatives, if doing so could (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege (it being understood that the Company shall use commercially reasonable efforts to provide access in a manner that does not jeopardize any such privilege or protection) or (ii) violate any written agreement or federal, state, provincial, municipal, local or non-U.S. Law to which the Company or any Company Subsidiary is a party or to which the Company or any Company Subsidiary is subject.

(b)               In addition, Parent shall cause the Surviving Corporation and its Subsidiaries to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company and Company Subsidiaries in existence at the Closing that are required to be retained under current retention policies for a period of not less than seven years from the Closing Date. From and after the Closing, Parent and the Surviving Corporation shall (i) give the Stockholders’ Representative and its authorized Representatives reasonable access during normal business hours to all books, records, offices and other facilities and properties of or relating to the Surviving Corporation and its Subsidiaries as the Stockholders’ Representative or its authorized Representatives may from time to time reasonably request upon reasonable notice; provided, however, that (x) any such access shall be conducted in a manner not to interfere with the businesses or operations of the Surviving Corporation and its Subsidiaries and (y) such access may be limited by the Surviving Corporation or any of its Subsidiaries in response to COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof) to protect the health and safety of the Surviving Corporation’s or any of its Subsidiaries’ managers, officers, directors, partners, members, equityholders, employees, advisors, consultants, agents or other representatives, or customers, lessors, suppliers, vendors or other commercial partners, and (ii) furnish the Stockholders’ Representative with such financial and operating data and other information with respect to the Surviving Corporation and its Subsidiaries as the Stockholders’ Representative may from time to time reasonably request upon reasonable notice and in a manner so as not to unduly interfere with the normal business operations of Parent, the Surviving Corporation and its Subsidiaries, in each case (A) to comply with requirements imposed on the Stockholders’ Representative, the Equityholders or their respective Affiliates by a Governmental Authority having jurisdiction over the Stockholders’ Representative, the Equityholders or their respective Affiliates, (B) for use in any Action or in order to satisfy audit, accounting, claims, regulatory, litigation, subpoena or other similar requirements or (C) to comply with the obligations of the Stockholders’ Representative under this Agreement. Notwithstanding anything to the contrary in this Agreement, neither the Surviving Corporation nor any of its Subsidiaries shall be required to provide such access or disclose any information to the Stockholders’ Representative or its authorized Representatives, if doing so could (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege (it being understood that the Parent and the Surviving Corporation shall use commercially reasonable efforts to provide access in a manner that does not jeopardize any such privilege or protection), (ii) violate any written agreement or federal, state, provincial, municipal, local or non-U.S. Law to which the Company or any Company Subsidiary is a party or to which the Company or any Company Subsidiary is subject or (iii) is in respect of any Tax Return other than a Tax Return solely in respect of the Surviving Corporation, the Company, or the Company Subsidiaries.

Section 6.4            Filings and Authorizations; Consummation.

(a)               Subject to the terms and conditions herein, each party hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws to consummate and make effective as promptly as practicable the Merger. Subject to appropriate confidentiality protections and applicable Law, each party hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

(b)               Each of the parties shall cooperate with one another in good faith and use its reasonable best efforts to prepare all necessary documentation (including furnishing all information required under the HSR Act, Competition Act or other applicable Competition Laws) to effect promptly all necessary filings and to obtain all consents, waivers and approvals necessary to consummate the transactions contemplated by this Agreement before the Termination Date (including any applicable extensions thereof). Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications between it (or its advisors) and any Governmental Authority relating to the Merger or any of the matters described in this Section 6.4. No party hereto shall independently participate in any meeting, conference, or substantive telephone call with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting, conference, or substantive telephone call and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with, and allow the other party to have a reasonable opportunity to review in advance and comment on, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act, Competition Act or other applicable Competition Laws; provided, however, that to the extent any of the documents or information provided pursuant to this Section 6.4 are commercially or competitively sensitive, the Company or Parent, as the case may be, may satisfy its obligations by providing such documents or information to the other party’s outside counsel, with the understanding and agreement that such counsel shall not share such documents and information with its client; provided, further, that materials may also be redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c)               Without limiting the generality of the undertakings pursuant to this Section 6.4, the parties hereto shall as promptly as practicable, but in no event later than ten (10) Business Days after the date hereof, (i) submit all filings required under the HSR Act (which shall include a request for early termination of the applicable waiting period under the HSR Act if available at the time of such filing), and (ii) (A) file with the Commissioner a submission in support of a request for an Advance Ruling Certificate or a No-Action Letter; and (B) unless the parties mutually agree otherwise or agree that such filing should be made on a different date, each file or cause to be filed a notification pursuant to paragraph 114(1) of the Competition Act. The parties shall make an appropriate response to any request for additional information or documentary material that may be made and under the HSR Act, Competition Act and any requests for information under any other applicable Competition Law. Parent shall be responsible for all fees associated with filings required by the HSR Act, Competition Act and any other applicable Competition Laws.

(d)               Further, each of Parent and the Company agrees to take any and all steps necessary to avoid or eliminate each and every impediment under the HSR Act, Competition Act or other applicable Competition Laws that may be asserted by any Governmental Antitrust Authority, so as to enable the parties to consummate the Merger no later than the Termination Date (including any applicable extensions thereof). In connection therewith, if any Action is instituted (or reasonably foreseeable or threatened to be instituted) challenging the Merger as in violation of any applicable Competition Law, each of the parties hereto shall cooperate and use its reasonable best efforts to contest and resist any such Action, and to have vacated, lifted, reversed or overturned any Order whether temporary, preliminary or permanent, that is in effect and that delays, prohibits, prevents or restricts consummation of the Merger, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Parent and the Stockholders’ Representative decide that litigation is not in their respective best interests. Without limiting the generality of the foregoing, Parent shall, to the extent necessary to enable the parties to consummate the Merger no later than the Termination Date (including any applicable extensions thereof), (i) propose, negotiate, or offer to commit and effect (and if such offer is accepted, commit to and effect) to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any Subsidiary, operations, divisions, businesses, product lines, customers or assets of Parent or the Company or any of its Subsidiaries contemporaneously with or after the Closing and regardless as to whether a third party buyer has been identified or approved prior to the Closing, (ii) take or commit to take such other actions that may, after the Closing, limit Parent’s freedom of action with respect to the Company, or its ability to retain, one or more of the Company’s operations, divisions, businesses, products lines, customers or assets, (iii) terminate any Contract or other business relationship, or (iv) enter into any Order or other agreement to effectuate any of the foregoing (each of the items described in clauses (i)-(iv), a “Regulatory Remedy Action”); provided, however, that, nothing contained in this Agreement shall require Parent to take or permit any Non-Required Remedy Action. The Company shall agree to take any Regulatory Remedy Action requested in writing by Parent and shall not take a Regulatory Remedy Action without Parent’s written consent; provided, that none of the parties shall be required to take any Regulatory Remedy Action unless such actions are only effective after the Effective Time and conditioned upon the consummation of the Merger. Parent shall have the right to direct, devise and implement the strategy of the parties with respect to obtaining all consents, approvals, and expirations of waiting periods pursuant to any Competition Laws applicable to the transactions contemplated hereby, including with respect to determining when (if at all) to discuss, offer, or agree to any Regulatory Remedy Action; provided, that Parent shall consult with the Company in a reasonable manner and consider in good faith the views and comments of the Company in connection with the foregoing, provided, further, that Parent shall not extend any waiting period or enter into any agreement or understanding with any Governmental Authority without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned, or delayed;

Section 6.5            Further Assurances. Other than as provided in Section 6.4, each of the parties hereto shall use its reasonable best efforts to (i) take all actions necessary or appropriate to consummate the Merger and the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Merger and the transactions contemplated by this Agreement.

Section 6.6            Confidentiality. Any information provided to or obtained by Parent, Merger Sub or their respective authorized representatives by or on behalf of the Company or its Affiliates in connection with this Agreement shall constitute “Confidential Information” (herein referred to as “Confidential Information”) as defined in the Confidentiality Agreement, dated as of March 4, 2021, by and between the Company and Carlisle Construction Materials, LLC (the “Confidentiality Agreement”), and shall be held by Parent and Merger Sub in accordance with and be subject to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms therein. In the event of the termination of this Agreement for any reason, the Confidentiality Agreement shall be automatically extended until the date that is one (1) year following the date of such termination.

Section 6.7            Officer and Director Indemnification and Insurance.

(a)               Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries (the “Indemnified Parties”), as provided in the respective organizational documents or indemnification agreements in effect at the Effective Time and made available to Parent, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date.

(b)               The Surviving Corporation shall indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of or relating to their services as directors, officers or employees of the Company or the Company Subsidiaries, whether asserted or claimed at or after or occurring before the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement or otherwise).

(c)               On or prior to the Closing Date, Parent shall pay for (or provide funds for the Surviving Corporation to pay for) and bind a non-cancelable run-off insurance policy, and maintain such policy in effect for a period of six (6) years after the Closing Date to provide insurance coverage of not less than the existing coverage, for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors, managers or officers of the Company or any Company Subsidiary on or prior to the Closing Date, which policy shall contain terms and conditions no less favorable to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company; provided, that, in no event shall Parent be required to expend in any one year an amount in excess of 300% of the annual premium currently payable by the Company with respect to such current policy.

(d)               Parent hereby acknowledges that the Indemnified Parties may have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons. Parent hereby agrees that (i) the Surviving Corporation shall be required to advance the full amount of expenses incurred by any Indemnified Party and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or the Surviving Corporation’s or any of the Company Subsidiaries’ respective certificate of incorporation, by-laws or comparable organizational documents (or any other agreement between the Company or any Company Subsidiaries and any such Indemnified Party), without regard to any rights the Indemnified Party may have, (ii)  the Surviving Corporation is the indemnitor of first resort (i.e., their obligations to the Indemnified Parties are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Indemnified Party are secondary), and (iii) Parent and the Surviving Corporation irrevocably waive, relinquish and release such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect thereof. Each of Parent and the Surviving Corporation further agrees that no advancement or payment by any of such other Persons on behalf of any such Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from the Surviving Corporation shall affect the foregoing and such other Persons shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Party against the Surviving Corporation.

(e)               The covenants contained in this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(f)           In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Parent and the Surviving Corporation shall take all necessary action so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.7.

(g)          Parent agrees that the certificate of incorporation, the bylaws, the limited liability company agreements or comparable organizational documents of the Company and the Company Subsidiaries after the Closing shall contain provisions with respect to indemnification and exculpation from liability that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the certificate of incorporation, bylaws and comparable organizational document of the Company and Company Subsidiaries, respectively, on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Closing Date in any manner that would adversely affect the rights thereunder in any material respect relating to the indemnification of Persons who at or prior to the Closing were directors, officers, employees or agents of the Company or any of the Company Subsidiaries, unless such modification is required by applicable Law.

Section 6.8           Waiver of Conflicts Regarding Representation. Notwithstanding anything to the contrary in any other agreement, recognizing that Weil, Gotshal & Manges LLP (“Weil”) has acted as legal counsel to the Stockholders’ Representative, the Company and the Company Subsidiaries and their respective Affiliates in connection with the Merger and the other transactions contemplated hereby, and that Weil intends to continue to act in those roles to the Stockholders’ Representative and its Affiliates after the Closing, the Company, Parent and Merger Sub each hereby waives, on its own behalf and on behalf of its Affiliates, any conflicts that have arisen or may arise in connection with Weil representing the Stockholders’ Representative and its Affiliates prior to, at or after the Closing or the Stockholders’ Representative in contesting and settling any claims arising out of this Agreement or resolving any other disputes hereunder, including representing the Stockholders’ Representative and its Affiliates against Parent, Merger Sub, the Company, any Company Subsidiary and/or any of their respective Affiliates in litigation, arbitration or mediation in connection therewith. Parent, Merger Sub and the Company each consents, on its own behalf on behalf of its Affiliates, to the continued representation of the Stockholders’ Representative and its Affiliates by Weil in connection with the Merger notwithstanding the fact that Weil may have represented or advised, and may currently or in the future represent or advise, the Company and/or any of its Affiliates with respect to unrelated matters and notwithstanding anything to the contrary in any other agreement. In addition, Parent, Merger Sub and the Company each hereby acknowledges that its consent and waiver under this Section 6.8 is voluntary and informed, and that Parent, Merger Sub and the Company have each obtained independent legal advice with respect to this consent and waiver. Parent, Merger Sub and the Company each agree that Weil is an express third party beneficiary of this Section 6.8.

Section 6.9            Employee Matters.

(a)           For a period of twelve (12) months following the Closing (or, if earlier, until the date of termination of the relevant Continuing Employee), Parent shall, or shall cause the Company and Company Subsidiaries to, provide each employee who is employed by the Company and Company Subsidiaries on the Closing Date (including any employee on vacation, leave of absence or short- or long-term disability) (collectively, “Continuing Employees”) with (i) base salary or wages, as applicable, and target annual cash bonus opportunities (excluding retention, long term incentive and equity or equity-based incentive opportunities) that, in each case, are no less favorable than that being provided to each such Continuing Employee immediately prior to the Closing (subject to the same exclusions), and (ii) other employee benefits (excluding any equity or equity-based, nonqualified deferred compensation, annual cash bonuses other than as specified in clause (i), one-time retention, incentive, change in control or transaction bonuses or defined benefit pension or retiree welfare benefits) that are substantially comparable in the aggregate to the employee benefits (subject to the same exclusions) in which such Continuing Employee participated immediately prior to the Closing under the Company Plans set forth on Section 4.15(a) of the Company Disclosure Letter.

(b)          Following the Closing, Parent shall use commercially reasonable efforts to (i) provide to Continuing Employees full credit for purposes of eligibility, vesting and calculation of vacation or severance benefits, under any employee benefit plans or arrangements (excluding any equity or equity-based, nonqualified deferred compensation, one-time retention, incentive, change in control or transaction bonus or defined benefit pension or retiree welfare benefits) maintained by Parent, including after the Closing, the Company or Company Subsidiaries (collectively, the “Parent Plans”) for such Continuing Employees’ service with the Company or Company Subsidiaries (or any predecessor entity) to the same extent and for the same purpose as was recognized by the Company and Company Subsidiaries under the corresponding Company Plan in which such Continuing Employee participated immediately prior to the Closing; provided, however, that no such service shall be recognized to the extent such recognition would result in the duplication of benefits; (ii) waive all limitations as to preexisting condition exclusions, waiting periods, and actively-at-work requirements with respect to participation and coverage requirements applicable to the Continuing Employees and his or her dependents or beneficiaries under any Parent Plan that is a welfare benefit plan to the extent waived under the corresponding Company Plan in which such Continuing Employee participated immediately prior to the Closing Date; and (iii) during the plan year in which the Closing occurs, provide credit under any Parent Plan that is a welfare benefit plan for any eligible expenses paid by such Continuing Employee under the corresponding Company Plan, for purposes of satisfying all coinsurance, deductibles and out-of-pocket maximums applicable to such Continuing Employee for the remainder of the coverage period as if such amounts had been paid in accordance with such Parent Plan.

(c)           This Section 6.9 shall not apply to any employee (i) who is represented by a labor union, works council, or other labor organization as the terms and conditions of employment of any such employee are governed exclusively by any applicable Labor Agreement, and/or (ii) who is furloughed, terminated, temporarily laid off, or subject to reduced hours or benefits as a result of COVID-19-related circumstances.

(d)           The provisions of this Section 6.9 are solely for the benefit of the parties hereto, and shall not confer upon any Person any third-party beneficiary rights. Nothing contained in this Section 6.9, whether express or implied: (i) shall be treated as establishing, terminating, amending or modifying for any purpose any labor agreement or Company Plan or Parent Plan or any other benefit or compensation plan, policy, program, agreement or arrangement; (ii) shall alter or limit the ability of Parent, the Company, or any of their respective Affiliates to enter into, amend, modify or terminate any labor agreement, Company Plan, Parent Plan or other benefit plan, policy, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; (iii) is intended to confer upon any current or former employee or any other Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; or (iv) shall limit provisions of applicable Law if such applicable Law requires employee benefits that are more favorable to the employee.

Section 6.10        Section 280G Matters. Prior to the Closing, the Company shall use reasonable best efforts to obtain (i) a waiver from each “disqualified individual” (within the meaning of Section 280G of the Code) who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would reasonably be expected to constitute “parachute payments” (within the meaning of Section 280G of the Code (hereafter, “Section 280G”)) and as to which such individual waives his or her rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such individual; provided, however, that such waiver shall not include any payments or benefits that may be made by Parent unless at least seven (7) Business Days prior to the Closing Date, Parent provides a detailed list and copy of any contract, agreement, or plan that Parent has agreed to provide or enter into, whether before or after the Closing, with respect to any such “disqualified individual” in connection with the transactions contemplated hereby (the “Parent Agreements”), along with a written description, satisfying the adequate disclosure requirements of Section 280G(b)(5)(B)(ii) of the Code, of any such Parent Agreement and the amount of the related “parachute payments”, and (ii) promptly following the execution of such waiver (if any such waivers are executed), and in all events prior to the Closing, the approval of the requisite Stockholders who are entitled to vote in a manner that complies with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of any such Waived 280G Benefits. No later than two (2) Business Days prior to soliciting such waivers, the Company shall provide to Parent the parachute payment calculations prepared by the Company and/or its advisors and the drafts of the waivers and stockholder approval materials for Parent’s review and approval. Prior to the Closing, the Company shall deliver to Parent evidence that a vote of the requisite Stockholders who are entitled to vote was solicited in accordance with the foregoing provisions of this Section 6.10 and that either (i) the requisite number of Stockholder votes was obtained with respect to the Waived 280G Benefits (the “280G Approval”) and, as a consequence, the Waived 280G Benefits shall be made, or (ii) that the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

Section 6.11        Publicity. No party hereto shall, directly or indirectly, issue any press release, public announcement or filing of any kind (including with any national securities exchange) concerning this Agreement or the transactions contemplated hereby without the consent of the other parties, except where such press release, public announcement or filing is required by applicable Law, including, with respect to Parent, a public announcement regarding this Agreement on a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission, or by obligations pursuant to any listing agreement with or rules of any national securities exchange, and in any such case, Parent shall provide the Stockholders’ Representative an opportunity to review and comment on such document and shall give reasonable and good faith consideration to all comments reasonably proposed by the Stockholders’ Representative with respect thereto; provided, that Parent, the Stockholders’ Representative and their respective Affiliates are permitted to report and disclose the status of this Agreement and the transactions contemplated hereby to their direct and indirect limited partners and prospective limited partners in connection with fund raising, marketing, information or reporting activities of the kind customarily provided with respect to investments of this kind; and, provided, further, that the foregoing shall not restrict or prevent the Company from making any announcements to its employees, customers, and other business relations to the extent the Company determines in good faith that such announcement is necessary or advisable and uses reasonable commercial efforts to allow Parent reasonable time to comment on such announcements. In the event any such press release, public announcement or filing is required by applicable Law, or by obligations pursuant to any listing agreement with or rules of any national securities exchange, Parent and the Company will use reasonable commercial efforts to allow the other parties reasonable time to comment on such press release, public announcement or filing in advance of its issuance.

Section 6.12        Notices to Stockholders. The Company, as promptly as reasonably practicable after the date hereof (and in any event, within fourteen (14) days of the date hereof), shall mail or deliver to each Stockholder which did not execute the Written Consent (i) the notification required by Section 228(e) of the DGCL with respect to the Written Consent and (ii) a Letter of Transmittal.

Section 6.13        Termination of Management Consulting Agreement. At or prior to the Closing, the Company shall cause the Management Consulting Agreement to be terminated and of no force and effect after the Closing, except for those rights and obligations that expressly survive in accordance with its terms (including indemnification provisions).

Section 6.14        R&W Insurance Policy. In the event Parent or any of its Affiliates obtains a representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement (such policy, a “R&W Insurance Policy”), (a) all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to such R&W Insurance Policy shall be borne solely by Parent or such Affiliate (including the Surviving Corporation after the Merger), (b) such R&W Insurance Policy shall not provide for any “seller retention” (as such phrase is commonly used in the representations and warranties insurance policy industry) and (c) such R&W Insurance Policy shall expressly waive any claims of subrogation against the Equityholders or the Stockholders’ Representative.

Section 6.15        Third-Party Consents. Prior to the Closing, the Company shall (a) give (and shall cause its Subsidiaries to give) any required notices to counterparties to any Contract required as a result of this Agreement or the consummation of the transactions contemplated by this Agreement, and (b) unless instructed otherwise by Parent use commercially reasonable efforts (and will cause its Subsidiaries to use commercially reasonable efforts) to solicit any consents of counterparties to the Contracts identified on Section 4.5 of the Company Disclosure Letter; provided, however, that in no event shall Parent or any of its Affiliates or the Company or its Subsidiaries be required to (i) offer or pay any fee, penalty or other consideration to any third party or accept any material conditions or obligations, including amendments to existing conditions and obligations or (ii) offer or grant any accommodation (financial or otherwise) to any third party, in each case in connection therewith, and the Company shall not, and shall not permit any of its Subsidiaries to, offer or pay any such amount or offer or grant any such accommodation without the prior written consent of Parent.

Article 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub under this Agreement to effect the Closing shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by Parent:

Section 7.1            Representations and Warranties Accurate. (i) The representations and warranties of the Company set forth in this Agreement (other than the Fundamental Representations of the Company and the representation and warranty set forth in Section 4.21(b)) shall be true and correct at and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such date) (without giving effect to any materiality or Material Adverse Effect qualifications contained therein), except for such failures to be true and correct which, individually or in the aggregate, would not result in a Material Adverse Effect; (ii) the Fundamental Representations of the Company shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date (except for Fundamental Representations of the Company expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects on such earlier date); (iii) the representation and warranty of the Company set forth in Section 4.2 shall be true and correct in all respects (except for de minimis inaccuracies), at and as of the Closing Date as though made on the Closing Date and (iv) the representation and warranty of the Company set forth in Section 4.21(b) shall be true and correct in all respects, at and as of the Closing Date as though made on the Closing Date.

Section 7.2            Performance. The Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by the Company prior to or on the Closing Date.

Section 7.3            Legal Prohibition. On the Closing Date, there shall not be in effect any Law or Order which prohibits, restrains, enjoins or makes illegal the consummation of the transactions contemplated by this Agreement.

Section 7.4            Competition Laws. The waiting period under the HSR Act (and any extensions thereof) applicable to the Merger shall have expired or been earlier terminated, as applicable, Competition Act Approval shall have been obtained, and there shall not be in effect any voluntary agreement with a Governmental Authority pursuant to which Parent and the Company have agreed not to consummate the transactions contemplated by this Agreement.

Section 7.5            Officer’s Certificate. Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by a duly authorized officer of Company certifying that the conditions specified in Section 7.1 and Section 7.2 have been satisfied.

Section 7.6            Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was materially contributed to by the failure of such party to comply with any provision of this Agreement.

Article 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligation of the Company to effect the Closing shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Company:

Section 8.1            Representations and Warranties Accurate. (i) The representations and warranties of Parent and Merger Sub contained in Article 5 (other than the Fundamental Representations of the Parent and Merger Sub) shall be true and correct at and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such date) (without giving effect to any materiality qualifications contained therein)  except for such failures to be true and correct which, individually or in the aggregate, would not reasonably be expected to materially impair the ability of Parent or Merger Sub, as applicable, to effect the transactions contemplated hereby and (ii) the Fundamental Representations of the Parent and Merger Sub shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date (except for Fundamental Representations of Parent and Merger Sub expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects on such earlier date).

Section 8.2            Performance. Each of Parent and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

Section 8.3            Legal Prohibition. On the Closing Date, there shall not be in effect any Law or Order which prohibits, restrains, enjoins or makes illegal the consummation of the transactions contemplated by this Agreement.

Section 8.4           Competition Laws. The waiting period under the HSR Act (and any extensions thereof) applicable to the Merger shall have expired or been earlier terminated, as applicable, and Competition Act Approval shall have been obtained, and there shall not be in effect any voluntary agreement with a Governmental Authority pursuant to which Parent and the Company have agreed not to consummate the transactions contemplated by this Agreement.

Section 8.5            Officer’s Certificate. Parent and Merger Sub shall have delivered to Company a certificate, dated as of the Closing Date, signed by a duly authorized officer of Parent and Merger Sub certifying that the conditions specified in Section 8.1 and Section 8.2 have been satisfied.

Section 8.6            Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was materially contributed to by the failure of such party to comply with any provision of this Agreement.

Article 9

TERMINATION

Section 9.1            Termination. This Agreement may be terminated at any time prior to the Closing as follows and in no other manner:

(a)           by the mutual consent of Parent and the Company;

(b)           at the election of Parent or the Company if the Closing Date shall not have occurred on or before April 18, 2022 (the “Termination Date”); provided, however that the Termination Date may be extended by Parent (following notice to the Company) to July 18, 2022 (the “First Extended Termination Date”) if the only conditions to Closing that have not been satisfied (or if permitted by applicable Law, waived) by the Termination Date (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) are Section 7.4 and Section 8.4; and provided further, that the First Extended Termination Date may be further extended by Parent (following notice to the Company) to October 18, 2022 if the only conditions to Closing that have not been satisfied (or if permitted by applicable Law, waived) by the First Extended Termination Date (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) are Section 7.4 and Section 8.4. The right to terminate this Agreement under this Section 9.1(b) shall not be available to any party (i) whose breach of this Agreement has materially contributed to, or resulted in, the failure to consummate the transactions contemplated hereby by such date or (ii) during the pendency of any Action by the other party for specific performance of this Agreement as provided by Section 10.19 and that the Termination Date shall be automatically extended until date that is five (5) Business Days following the final and non-appealable resolution of such Action; provided, that the Termination Date shall be automatically extended on a day-for-day basis for each day of any delay to the applicable waiting or review periods, or any extension thereof, by any Governmental Authority (including any specific request from any Governmental Authority to delay filings or for additional time to review the transactions contemplated hereby) arising or resulting from any local, national or international shutdown, lockdown or other event, development or occurrence related to the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof) or any other epidemic, pandemic, public health emergency or disease outbreak that would, or would reasonably be expected to, have the effect of delaying, impeding, hindering or preventing the review of the transactions contemplated hereby and/or issuance of clearance or approval from such Governmental Authority to the extent required to satisfy the conditions set forth in Section 7.4 or Section 8.4;

(c)           by Parent if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time, (i) would result in the failure of any of the conditions set forth in Section 7.1 or 7.2 and (ii) cannot be or has not been cured or waived by Parent by the earlier of (A) one Business Day prior to the Termination Date and (B) twenty (20) Business Days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this paragraph if Parent or Merger Sub is then in breach of any of its covenants or agreements set forth in this Agreement, which breach would result in the failure of any of the conditions set forth in Section 8.1 or 8.2;

(d)           by the Company if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time, (i) would result in the failure of any of the conditions set forth in Section 8.1 or 8.2 and (ii) cannot be or has not been cured or waived by the Company by the earlier of (A) one (1) Business Day prior to the Termination Date and (B) 20 Business Days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this paragraph if the Company is then in breach of any of its covenants or agreements set forth in this Agreement, which breach would result in the failure of any of the conditions set forth in Section 7.1 or 7.2; or

(e)           at the election of Parent or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such Order shall have become final and non-appealable.

The party desiring to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give notice of such termination to the other party.

Section 9.2            Effect of Termination. If this Agreement is terminated in accordance with Section 9.1 (but subject to Section 9.3), this Agreement shall become void and of no further force and effect and none of the parties hereto shall have any liability in respect of this Agreement or a termination of this Agreement; provided, however, that no party hereto shall be relieved from liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include, to the extent proven, the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money)) for (i) any willful breach of any of its covenants or agreements contained in this Agreement or Fraud prior to termination, or (ii) a failure of any party to consummate the Merger on the date the Closing should have occurred pursuant to Section 3.1 herein; and provided, further, that the provisions of Sections 6.6 (Confidentiality), 9.2 (Effect of Termination), Section 9.3 (Termination Fee) 10.12 (Governing Law), 10.13 (Exclusive Jurisdiction; Consent to Service of Process), 10.14 (Waiver of Jury Trial), 10.22 (Stockholders’ Representative) and the Confidentiality Agreement shall each survive the termination of this Agreement; provided, that in no circumstance shall the Company be entitled to both an award of specific performance pursuant to Section 10.19, on one hand, and the payment of damages for willful breach, on the other hand.

Section 9.3            Termination Fee.

(a)           If (x) this Agreement is terminated pursuant to (i) Section 9.1(b), (ii) Section 9.1(d) if such termination results from a breach of Section 6.4 or (iii) Section 9.1(e) and the Order contemplated thereby restrains, enjoins, or otherwise prohibits the consummation of the transactions contemplated by this Agreement pursuant to applicable Competition Laws, (y) the conditions to Closing set forth in (I) Section 7.3 and Section 8.3 or (II) Section 7.4 and Section 8.4 have not been satisfied and all other conditions to Closing set forth in Article 7 and Article 8 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), and (z) the Company has not breached any of its material obligations under Section 6.4 in a manner that was a principal cause of the failure to satisfy the conditions to Closing set forth in (I) Section 7.3 and Section 8.3 or (II) Section 7.4 and Section 8.4, then Parent shall, within five (5) Business Days following any such termination, pay to the Company or its designee in cash by wire transfer in immediately available funds to an account designated by the Company a non-refundable termination fee in an amount equal to $93,000,000 (the “Termination Fee”). Each party acknowledges that the agreements contained in this Section 9.3 are an integral part of this Agreement, and that, without these agreements, the Company would not enter into this Agreement, and that the Termination Fee is not a penalty, but constitutes liquidated damages in a reasonable amount that will compensate the Company in circumstances in which the Termination Fee is payable.

(b)           Notwithstanding anything to the contrary contained in this Agreement, in any circumstance in which Parent pays the Termination Fee pursuant to Section 9.3(a), the Termination Fee (and costs contemplated in the last sentence of this Section 9.3(b)) shall constitute the sole and exclusive remedy of the Company and any of its Affiliates against Parent, Merger Sub or any of their respective Affiliates for all liabilities suffered based upon, arising out of, or relating to, this Agreement (including any breach or alleged breach hereof), including any such liabilities based upon, arising out of, or relating to the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise arising out of, or relating to this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby (including the abandonment thereof), and upon payment of the Termination Fee (and such costs, if applicable), none of Parent, Merger Sub or any of their respective Affiliates shall have any further liability to the Company or any of its Affiliates relating to or arising out of this Agreement or the transactions contemplated hereby under any theory of law or equity, and none of the Company, Stockholders’ Representative, any of their Affiliates, or any other Person shall be entitled to bring or maintain any Action against Parent, Merger Sub, or any of their respective Affiliates with respect thereto. The parties hereto agree that the Company will be entitled to seek specific performance pursuant to Section 10.19 or, subject to the terms of this Agreement, any other remedy available to it at law or in equity while also seeking payment of the Termination Fee and other amounts payable hereunder, provided that the Company shall not be entitled to both (i) obtain specific performance to cause the Closing to occur or any other monetary remedy available to it and (ii) also receive the Termination Fee, and in no event shall Parent be required to pay the Termination Fee on more than one occasion. In addition to the foregoing, Parent shall reimburse the Company for all of its costs incurred, including legal costs, in enforcing the Company’s rights under Section 9.3; provided, that Parent’s obligation to reimburse the Company pursuant to this Section 9.3(b) shall be capped at $1,000,000.

Article 10

MISCELLANEOUS

Section 10.1        Survival. The representations and warranties set forth in this Agreement and any certificate or other writing delivered pursuant to this Agreement, and any covenants and agreements in this Agreement or in any schedule, exhibit, instrument or other document pursuant to this Agreement, in each case, to be complied with prior to the Closing, shall terminate at the earlier of the Closing or the time of termination of this Agreement pursuant to Article 9, and thereafter none of the parties hereto or any of their Affiliates or any of their respective managers, officers, directors, employees, advisors, consultants, agents, stockholders, partners or representatives shall have any liability whatsoever with respect to, based on, arising out of or in connection with any such representation, warranty, covenant or agreement, and no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto, other than for Fraud. The provisions of this Section 10.1 will not, however, prevent or limit a cause of action under Section 10.19 to obtain an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

Section 10.2        Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 10.3        Entire Agreement. This Agreement, including the Company Disclosure Letter, the Parent Disclosure Letter and Exhibits attached hereto, which are deemed for all purposes to be part of this Agreement, the other documents delivered pursuant to this Agreement, and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the businesses and operations of the Company and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties. The parties have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Agreement and the parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; the parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of ordinary parties in an arm’s-length transaction.

Section 10.4        Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

Section 10.5        Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (a) in writing and served by personal delivery upon the party for whom it is intended, (b) if delivered by email with receipt confirmed, or (c) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:

If to the Stockholders’ Representative or to the Company prior to Closing:

c/o American Securities LLC
590 Madison Avenue, 38th Floor

New York, NY 10022
Attention: Scott Wolff; Eric Schondorf, Esq.
Email: swolff@american-securities.com;
eschondorf@american-securities.com

With a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Michael Lubowitz, Esq.; Ryan Taylor, Esq.
Email: michael.lubowitz@weil.com

ryan.taylor@weil.com

If to Parent or Merger Sub or, after the Closing, the Surviving Corporation:

Carlisle Construction Materials, LLC
c/o Carlisle Companies Incorporated
16430 N. Scottsdale Road, Suite 200
Scottsdale, Arizona 85254
Attention:     General Counsel
Email:           sselbach@carlisle.com

sducharme@carlisle.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn: Eric L. Schiele, P.C.; Joshua Ayal
Email: eric.schiele@kirkland.com
joshua.ayal@kirkland.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 10.5.

Section 10.6        Exhibits and Disclosure Letters. Any matter, information or item disclosed in the Company Disclosure Letter or Parent Disclosure Letter, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement in respect of which such disclosure is reasonably apparent on the face of such disclosure. The inclusion of any matter, information or item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to constitute an admission of any liability by the Company or Parent, respectively, to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

Section 10.7        Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 10.8        Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, provided that Parent may transfer or assign, its rights, interests, or obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates, but no such transfer or assignment shall relieve Parent of any of its obligations hereunder. Any purported assignment without such prior written consents shall be void.

Section 10.9        No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except for (a) the Indemnified Parties as set forth in Section 6.7, (b) Weil as set forth in Section 6.8, (c) the Persons subject to the release set forth in Section 10.11, (d) rights of Equityholders to receive payments described in Sections 2.4, 2.6 and 3.4 and (e) subject to Section 9.2, the right of the Company on behalf of the Equityholders to pursue losses (including claims for losses based on loss of the economic benefits of the transaction to the Equityholders) with respect to any breach of this Agreement by Parent or Merger Sub, if any, which right is hereby expressly acknowledged and agreed by Parent and Merger Sub. The third-party beneficiary rights referenced in clause (c) of the preceding sentence may be exercised only by the Company (on behalf of the Equityholders) through actions expressly approved by the board of directors of the Company, and no Equityholder whether purporting to act in its capacity as such or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right.

Section 10.10    Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

    Section 10.11    Release.

(a)          Effective immediately after the Closing, each of Parent, Merger Sub and the Company (as the Surviving Corporation) agrees (and, from and after the Closing, shall cause their respective Subsidiaries and Affiliates and each of its and their respective current and former officers, directors, employees, partners, managers, members, advisors, successors and assigns (collectively, the “Parent Releasing Parties”) to irrevocably and unconditionally release and forever discharge the Stockholders’ Representative and its Affiliates and each of its and their respective current and former officers, directors, employees, equityholders, partners, stockholders, managers, members, advisors, lenders, successors and assigns (collectively, the “Parent Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or equity which the Parent Releasing Parties may have against any or all of the Parent Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to any of the Parent Released Parties:

(i)           arising out of, or relating to, the organization, management or operation of the businesses of the Company or any Company Subsidiary relating to any matter, occurrence, action or activity on or prior to the Closing Date;

(ii)           relating to this Agreement and the transactions contemplated hereby (excluding any obligations expressly agreed to be performed following the Closing and Fraud);

(iii)         arising out of or due to any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement, the Schedules and Exhibits hereto, the Company Documents, or in any certificate contemplated hereby and delivered in connection herewith (excluding any obligations expressly agreed to be performed following the Closing and Fraud); and

(iv)         relating to any information (whether written or oral), documents or materials furnished by or on behalf of the Company and the Company Subsidiaries.

(b)          Notwithstanding anything to the contrary in Section 10.11(a), none of Parent, Merger Sub or the Company shall be deemed to have released any claim, defense, fact or circumstance, which Parent determines after the Closing is necessary or desirable to (i) defend against any Action brought by any director, officer, employee, contractor, or agent or (ii) to prosecute any Action against any director, officer, employee, contractor or agent relating to the work such individual performed for Company or any Company Subsidiary prior to the Closing other than, solely with respect to clause (ii) such individuals affiliated with the Stockholders’ Representative who resign at the Closing.

(c)           Effective immediately after the Closing, by virtue of the Merger, each Stockholder (on behalf of itself and its respective equityholders, successors and assigns) automatically, and the Stockholders’ Representative, for itself and on behalf of the Stockholders and its and their respective equityholders, successors and assigns (collectively, the “Stockholder Releasing Parties”), hereby, fully and irrevocably and unconditionally release and forever discharge Parent, Merger Sub and the Company and each of their respective Affiliates, and all of their current and former officers, directors, managers, employees, equityholders, partners, stockholders, managers, members, advisors, lenders, successors and assigns (collectively, the “Stockholder Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or equity which Stockholder Releasing Parties, in each case solely in its capacity as an equityholder of the Company, may have against any or all of the Stockholder Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to any of such Persons:

(i)            arising out of or relating to acts and omissions on behalf of or such Person’s relationship (in such capacity) on or prior to the Closing with the Company, Parent or their respective Subsidiaries;

(ii)           arising out of, or relating to, the organization, management or operation of the businesses of the Company or any Company Subsidiary relating to any matter, occurrence, action or activity on or prior to the Closing Date;

(iii)          relating to this Agreement and the transactions contemplated hereby (excluding any obligations expressly agreed to be performed following the Closing and Fraud); and

(iv)          arising out of or due to any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement, the Schedules and Exhibits hereto, the Company Documents, or in any certificate contemplated hereby and delivered in connection herewith (excluding any obligations expressly agreed to be performed following the Closing, claims related to such Person’s post-Closing employment, and Fraud).

Section 10.12       Governing Law. This Agreement and the other Transaction Documents and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement and/or the other Transaction Documents or the negotiation, execution or performance of this Agreement and/or the other Transaction Documents (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement and/or the other Transaction Documents), shall be governed by and construed in accordance with the substantive and procedural Laws of the State of Delaware, without giving effect to the conflict of laws principles thereof that might require the application of the laws of another jurisdiction.

Section 10.13       Exclusive Jurisdiction; Consent to Service of Process. All claims, actions and proceedings (whether in contract or tort) based upon, arising out of or relating to this Agreement and/or the other Transaction Documents or the negotiation, execution or performance of this Agreement and/or the other Transaction Documents (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement and/or the other Transaction Documents) shall be heard and determined exclusively in any state or federal court sitting in the Court of Chancery of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 10.13 and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by applicable Law.

Section 10.14    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER ARISING IN CONTRACT OR IN TORT OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

Section 10.15    Straddle Period Allocation. For all relevant purposes of this Agreement, all Taxes attributable to a Straddle Period shall be apportioned as follows: (a) property, ad valorem, intangible, and other periodic Taxes (for the avoidance of doubt excluding Income Taxes and sales and use Taxes) allocable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period; and (b) Taxes (other than Taxes allocable under clause (a) of this definition), for the avoidance of doubt including Income Taxes and sales and use Taxes, allocable to the Pre-Closing Tax Period shall be computed on the basis of a “closing of the books,” as if such taxable period ended as of the end of the day on the Closing Date (and in the case of any Taxes attributable to the ownership of any interest in any partnership, other “flow-through” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), such computation shall be made as if the taxable period of such partnership, other “flow-through” entity or “controlled foreign corporation” ended as of the end of the day on the Closing Date); provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of calendar days in each period to the extent permitted by applicable Law.

Section 10.16    Tax Sharing Agreements. Any and all Tax Sharing Agreements (other than any Ordinary Course Tax Sharing Agreement or any Tax Sharing Agreement that is solely by and among the Company and the Company Subsidiaries) shall be terminated in full with respect to the Company and any Company Subsidiary as of the Closing and neither the Company nor any Company Subsidiary shall have any further liabilities or rights thereunder for any taxable period.

Section 10.17    Conveyance Taxes. Parent shall pay or cause to be paid all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer, or similar Taxes incurred as a result of the transactions contemplated by this Agreement (“Conveyance Taxes”); provided, that, for the avoidance of doubt, Conveyance Taxes shall not include any direct or indirect capital gains Taxes (including any withholding Taxes imposed in respect thereof) imposed on or in respect of the sale of any of the Company Subsidiaries pursuant to this Agreement. The Company and Parent shall jointly file all required change of ownership and similar statements (including the Certificate of Merger).

Section 10.18    Certain Tax Matters(a). At the election of Parent, each of the Company and the Company Subsidiaries that is resident in Canada for Tax purposes shall make an election pursuant to subsection 256(9) of the Tax Act in respect of the taxation year of the Company or such Company Subsidiary, as applicable, ending as a result of the acquisition of control of it by the Parent, except to the extent it results or would result in a taxation year-end that is inconsistent with the Adjustment Time.

Section 10.19    Specific Performance.

(a)               The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

(b)               Each of the parties hereby waives any defenses in any action for specific performance, and agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that, (i) it has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each of the parties hereto hereby additionally waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

(c)               To the extent any party hereto brings any Action to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Action.

(d)               In no event shall the exercise of a party’s right to seek specific performance pursuant to this Section 10.19 reduce, restrict or otherwise limit such party’s right to terminate this Agreement pursuant to Section 9.1. The parties hereto acknowledge and agree that if Parent or the Company exercises its right to terminate this Agreement pursuant to Section 9.1, then such Person shall not thereafter have the right to specific performance pursuant to this Section 10.19 (other than to enforce the performance of such other party’s obligations under this Agreement that expressly continue following termination of this Agreement).

Section 10.20   No Recourse. Except as otherwise expressly provided herein, this Agreement may only be enforced against, and any claims or causes of action for breach of this Agreement may only be made against the entities that are expressly identified as parties hereto and no other Person shall have any liability, other than in the case of Fraud, for any obligations or liabilities of the parties to this Agreement for any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), other than any claims for Fraud, shall be subject to the limitations in Section 9.2 and Section 10.1 and may be made only against the entities that are expressly identified as parties hereto. No Person who is not a named party to this Agreement, including any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates), other than in the case of Fraud, for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation, execution or performance; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.

Section 10.21    Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably mutually acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible and in a manner so as to as closely as possible provide the parties with the intended benefits, net of the intended burdens, set forth in any such invalid, void or unenforceable provision.

Section 10.22    Stockholders’ Representative.

(a)               By virtue of the adoption of this Agreement and as set forth in the Letters of Transmittal, the Stockholders’ Representative is hereby authorized, directed and appointed to act as sole and exclusive agent, attorney-in-fact and representative of the Equityholders, with full power of substitution with respect to all matters under this Agreement and the Escrow Agreement, including executing and delivering this Agreement and the Escrow Agreement (with such modifications or changes therein as to which the Stockholders’ Representative, in its sole discretion, shall have consented) on behalf of the Equityholders and to agree to such amendments or modifications thereto as the Stockholders’ Representative, in its sole discretion, determines to be desirable, determining, giving and receiving notices and processes hereunder, receiving certain distributions of the Escrow Account or otherwise payable to the Equityholders pursuant to this Agreement for the benefit of the Equityholders, executing and delivering, on behalf of the Equityholders, any and all documents or certificates to be executed by the Equityholders, in connection with this Agreement or the Escrow Agreement and the transactions contemplated hereby and thereby, granting any waiver, consent or approval on behalf of the Equityholders under this Agreement or the Escrow Agreement, appointing one or more successor Stockholders’ Representatives, contesting and settling any and all claims in respect of this Agreement or the Escrow Agreement and the transactions contemplated hereby and thereby, resolving any other disputes hereunder, performing the duties expressly assigned to the Stockholders’ Representative hereunder and to engage and employ agents and representatives and to incur such other expenses as the Stockholders’ Representative shall reasonably deem necessary or prudent in connection with the foregoing. The Stockholders’ Representative shall have the sole and exclusive right on behalf of any Equityholder to take any action or provide any waiver, or receive any notice with respect to any claims in respect of this Agreement or the Escrow Agreement and the transactions contemplated hereby and thereby, and to settle any claim or controversy arising with respect thereto. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Stockholders’ Representative consistent herewith, shall be absolutely and irrevocably binding on each Equityholder as if such Equityholder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Equityholder’s individual capacity, and no Equityholder shall have the right to object, dissent, protest or otherwise contest the same.

(b)              The appointment of the Stockholders’ Representative as each Equityholder’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other person or persons to represent such Equityholder with regard to this Agreement. The appointment of the Stockholders’ Representative as attorney-in-fact pursuant hereto is coupled with an interest and is irrevocable. The obligations of each Equityholder pursuant to this Agreement (i) will not be terminated by operation of law, death, mental or physical incapacity, liquidation, dissolution, bankruptcy, insolvency or similar event with respect to such Equityholder or any proceeding in connection therewith, or in the case of a trust, by the death of any trustee or trustees or the termination of such trust, or any other event, and (ii) shall survive the delivery of an assignment by any Equityholders of the whole or any fraction of its interest in any payment due to it under this Agreement.

(c)              The Stockholders’ Representative hereby accepts the foregoing appointment and agrees to serve as Stockholders’ Representative, subject to the provisions hereof, for the period of time from and after the date hereof without compensation except for the reimbursement from the Equityholders, in accordance with their respective Pro Rata Percentages, of fees and expenses incurred by Stockholders’ Representative in its capacity as such.

(d)                In the event that any amount is owed to the Stockholders’ Representative, in its capacity as such, whether for expense reimbursement or indemnification, that is in excess of the Stockholders’ Representative Expense Amount, the Stockholders’ Representative shall be entitled to be reimbursed by the Equityholders (including by offsetting such amount against any amounts owed to the Equityholders), and the Equityholders agree to so reimburse the Stockholders’ Representative, and make the Stockholders’ Representative whole for such shortfall. Upon written notice from the Stockholders’ Representative to the Equityholder as to the existence of a shortfall, including a reasonably detailed description as to such shortfall, each Equityholder shall promptly deliver to the Stockholders’ Representative full payment of his or her ratable share of the amount of such shortfall based upon such holder’s Pro Rata Percentage.

(e)               For all purposes of this Agreement and the Escrow Agreement, Parent shall be entitled to rely conclusively on the instructions and decisions of the Stockholders’ Representative as to the settlement of any claims in respect of this Agreement or the Escrow Agreement and the transactions contemplated hereby and thereby or any other actions required or permitted to be taken by the Stockholders’ Representative hereunder or in connection with any of the transactions and other matters contemplated hereby or thereby.

(f)                The Stockholders’ Representative shall not, in the absence of bad faith, willful misconduct or gross negligence, have any liability to the Equityholders whatsoever with respect to its actions, decisions and determinations, and shall be entitled to assume that all actions, decisions and determinations are fully authorized by each and every one of the Equityholders.

(g)               The Stockholders’ Representative shall be entitled to rely upon any Order, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Stockholders’ Representative may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the Person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The Stockholders’ Representative may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct the Stockholders’ Representative on behalf of that party unless written notice to the contrary is delivered to the Stockholders’ Representative.

(h)               The Stockholders’ Representative may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

(i)                 Parent hereby agrees that the Stockholders’ Representative shall not, in its capacity as such, have any liability to Parent, Merger Sub or the Surviving Corporation whatsoever with respect to its actions, decisions or determinations.

(j)                 The rights, powers and benefits of the Stockholders’ Representative under this Agreement shall survive any termination of this Agreement.

Section 10.23    Tax Refunds and Tax Benefits.

(a)               The Stockholders shall be entitled to the amount of any income Tax refund or any credit (including in each case, interest thereon), if any, actually received or realized by Parent, its Subsidiaries, the Company, or the Company Subsidiaries (each a “Section 10.23 Party”) after the Closing Date attributable to a Tax Credit Item (such refund or credit, a “Tax Refund” or “Tax Credit” respectively).

(b)               Without duplication of any amounts payable pursuant to Section 10.23(a), the Stockholders shall be entitled to the amount of any reduction, if any, in the cumulative Tax liability of the Section 10.23 Parties for any Post-Closing Tax Period attributable to a Tax Benefit Item (any such reduction amount, a “Tax Reduction Benefit”). Any such Tax Reduction Benefit shall be calculated by the difference between (A) the Section 10.23 Parties’ cumulative liability for Taxes through the relevant Post-Closing Tax Period excluding the relevant Tax Benefit Items and (B) the Section 10.23 Parties’ cumulative liability for Taxes through such taxable period calculated by taking into account the relevant Tax Benefit Items; provided that for purposes of determining any Tax Reduction Benefit, it shall be assumed that the applicable Section 10.23 Parties recognize all other items of income, gain, loss, deduction or credit and use all other net operating loss carryforwards and carrybacks and all other carryforwards, carrybacks and other tax attributes, whether now existing or hereafter available, before deducting or utilizing any Tax Benefit Items or realizing or receiving any Tax Reduction Benefit.

(c)               Parent shall promptly pay over to the Stockholders’ Representative for further distribution to the Stockholders any such amounts that the Stockholders are entitled to pursuant to this Section 10.23, (net of any Taxes imposed on the receipt or realization of any Tax Refund, Tax Credit, or Tax Reduction Benefit and any out-of-pocket expenses incurred in connection with obtaining or realizing any such Tax Refund or Tax Credit) within twenty (20) Business Days after (x) in the case of a Tax Reduction Benefit or Tax Credit, the actual filing of the Tax Return related to such Tax Reduction Benefit or Tax Credit, or (y) in the case of a Tax Refund, the actual receipt of such Tax Refund.

(d)               Parent shall use commercially reasonable efforts to obtain any reasonably available Tax Refund, Tax Credit or Tax Reduction Benefit.

(e)               Within thirty (30) days of filing any income Tax Return (or amendment thereto or claim for a Tax Refund or Tax Credit), and within twenty (20) Business Days of the receipt of a reasonable written request by the Stockholders’ Representative, Parent shall provide the Stockholders’ Representative with a calculation and supporting work papers setting forth the computation of any Tax Refunds, Tax Credits or Tax Reduction Benefits.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

CARLISLE COMPANIES INCORPORATED

By:	/s/ Kevin P. Zdimal
	Name:	Kevin P. Zdimal
	Title:	Vice President, Corporate Development

AARON MERGER SUB, INC.

By:	/s/ Kevin P. Zdimal
	Name:	Kevin P. Zdimal
	Title:	President

ASP HENRY HOLDINGS, INC.

By:	/s/ Scott Wolff
	Name:	Scott Wolff
	Title:	President

ASP HENRY Investco LP

By:	/s/ Scott Wolff
	Name:	Scott Wolff
	Title:	Vice President

Signature Page – Merger Agreement